Exhibit 10.2

Annex A to

Third Restatement Agreement

dated as of June 20, 2014

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MCC GEORGIA LLC

MCC ILLINOIS LLC

MCC IOWA LLC

MCC MISSOURI LLC

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 20, 2014

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

RBC CAPITAL MARKETS, and

NATIXIS, NEW YORK BRANCH

as Joint Bookrunners

BANK OF AMERICA, N.A.,

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

SUNTRUST BANK,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

ROYAL BANK OF CANADA, and

NATIXIS, NEW YORK BRANCH

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

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TABLE OF CONTENTS1

[1]	This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

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-ii-

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SCHEDULE A	-	Notices
SCHEDULE I	-	Commitments
SCHEDULE II	-	Taxes
SCHEDULE III	-	Material Agreements and Liens
SCHEDULE IV	-	Investments
SCHEDULE V	-	Franchises
SCHEDULE VI	-	Certain Matters Related to CATV Systems
SCHEDULE VII	-	Rate Regulation Matters

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Quarterly Officer’s Report
EXHIBIT C	-	Form of Pledge Agreement
EXHIBIT D	-	Reserved
EXHIBIT E	-	Form of Subsidiary Guarantee Agreement
EXHIBIT F	-	Form of Management Fee Subordination Agreement
EXHIBIT G	-	Reserved
EXHIBIT H	-	Reserved
EXHIBIT I	-	Form of Confidentiality Agreement
EXHIBIT J	-	Form of Affiliate Subordinated Indebtedness Subordination Agreement

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 20, 2014, among MCC IOWA LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Iowa”); MCC ILLINOIS LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Illinois”); MCC GEORGIA LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Georgia”); and MCC MISSOURI LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Missouri,” and, together with MCC Iowa, MCC Illinois and MCC Georgia, the “Borrowers”); each of the Lenders from time to time hereunder; and JPMORGAN CHASE BANK, N.A., a national banking corporation, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrowers, certain lenders and the Administrative Agent entered into a credit agreement dated as of July 18, 2001 (the “Original Credit Agreement”);

WHEREAS, the Original Credit Agreement was amended and restated as of August 20, 2012 (as further amended, supplemented and modified and in effect prior to the Second Restatement Effective Date (as defined herein), the “First Restated Credit Agreement”);

WHEREAS, the First Restated Credit Agreement was amended and restated as of August 2, 2013 (as further amended, supplemented and modified and in effect prior to the Third Restatement Effective Date (as defined herein), the “Second Restated Credit Agreement”)

WHEREAS, pursuant to the Second Restated Credit Agreement, the Majority Lenders (as defined in the Second Restated Credit Agreement) and, where required, each Lender have consented to or are deemed to have consented to the amendment and restatement of the Second Restated Credit Agreement as provided in this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Second Restated Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Second Restated Credit Agreement and re-evidence the obligations of the Borrowers outstanding thereunder;

WHEREAS, on the Third Restatement Restatement Effective Date, immediately upon effectiveness of this Agreement, the Tranche D Term Loans will be converted or repaid as contemplated herein;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that the Second Restated Credit Agreement shall be amended and restated in its entirety as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acquisition” shall mean any acquisition permitted under Section 8.05(d)(vi).

“Act” shall have the meaning assigned to such term in Section 11.14.

“Additional Third Restatement Lender” means JPMorgan Chase Bank, N.A., in its capacity as such.

“Additional Tranche I Term Loan Commitment” shall mean the commitment of the Additional Third Restatement Lender to make a Tranche I Term Loan to the Borrowers on the Third Restatement Effective Date in an amount equal to $250,000,000 minus the aggregate amount of Tranche I Converted Tranche D Term Loans of all Lenders.

“Additional Tranche J Term Loan Commitment” shall mean the commitment of the Additional Third Restatement Lender to make a Tranche J Term Loan to the Borrowers on the Third Restatement Effective Date in an amount equal to $300,000,000 minus the aggregate amount of Tranche J Converted Tranche D Term Loans of all Lenders.

“Adjusted Operating Cash Flow” shall mean, for any period during which the Borrowers shall have consummated an Acquisition, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following, in each case determined under the assumption that such Acquisition had been consummated on the first day of such period: (i) Adjusted System Cash Flow minus (ii) the sum of (x) Management Fees paid during such period to the extent not exceeding 4.50% of the gross operating revenues of the Borrowers and their Subsidiaries for such period plus (y) additional Management Fees that would have been paid during such period at a rate equal to the lesser of (A) the percentage of gross operating revenues of the Borrowers and their Subsidiaries actually paid as Management Fees during such period or (B) for any Borrower, the then applicable rate or percentage specified in the Management Agreement for such Borrower of the gross operating revenues of such Borrower and its Subsidiaries for such period (determined, as specified above under the assumption that such Acquisition had been consummated on the first day of such period).

“Adjusted System Cash Flow” shall mean, for any period during which the Borrowers shall have consummated an Acquisition, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following, in each case determined under the assumption that such Acquisition had been consummated on the first day of such period: (i) System Cash Flow for such period plus (ii) the sum of (x) non-recurring expenses incurred by the relevant sellers prior to the actual closing of such Acquisition (to the extent such items were included as operating expenses in the determination of System Cash Flow for such period) and (y) the amounts set forth in a statement of adjustments to System Cash Flow provided by the Borrowers in connection with such Acquisition and acceptable to the Administrative Agent and Majority Lenders (in each case representing specified cost increases and savings in respect of the CATV Systems being acquired in such Acquisition).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, a Borrower and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Borrower or any of its Subsidiaries and (b) none of the Borrowers or their Wholly Owned Subsidiaries shall be Affiliates.

“Affiliated Approved Funds” shall mean two or more Approved Funds that have the same investment advisor or manager.

“Affiliate Letters of Credit” shall mean Letters of Credit issued in accordance with the requirements of Section 8.08(g). The aggregate amount of Affiliate Letters of Credit outstanding on the First Restatement Effective Date was $0. With respect to the Letter of Credit outstanding on the First Restatement Effective Date in favor of The Travelers Indemnity Company (and any other standby Letter of Credit issued in replacement or substitution thereof) to support obligations under insurance arrangements of both the Borrowers and MCC and MCC’s other Subsidiaries which may be drawn under certain circumstances in respect of obligations of the Borrowers and under other circumstances in respect of obligations of MCC and its other Subsidiaries, such Letter of Credit shall not be deemed to be an Affiliate Letter of Credit except to the extent of any drawing made thereunder in respect of obligations of MCC or its Subsidiaries (other than the Borrowers and their Subsidiaries).

“Affiliate Subordinated Indebtedness” shall mean Indebtedness to an Affiliate (i) for which a Borrower is directly and primarily liable, (ii) in respect of which none of its Subsidiaries is contingently or otherwise obligated, (iii) that is subordinated to the obligations of the Borrowers to pay principal of and interest on the Loans, Reimbursement Obligations, fees and other amounts payable hereunder and under the other Loan Documents pursuant to an Affiliate Subordinated Indebtedness Subordination Agreement, (iv) that does not mature prior to the Latest Maturity Date, and that is issued pursuant to documentation containing terms (including interest, covenants and events of default) that are not less favorable to the Lenders than the Affiliate Subordinated Indebtedness outstanding on the First Restatement Effective Date or that are otherwise in form and substance satisfactory to the Majority Lenders, (v) that states by its terms that principal and interest in respect thereof shall only be payable to the extent permitted under Section 8.09 and (vi) that is pledged by the respective holder thereof to the Administrative Agent in a manner that creates a first priority perfected security interest in favor of the Administrative Agent, as collateral security for the obligations of the Borrowers hereunder, pursuant to (in the case of Mediacom Broadband) the Guarantee and Pledge Agreement and (in the case of any other holder) a security document in form and substance satisfactory to the Administrative Agent. The aggregate principal amount of Affiliate Subordinated Indebtedness outstanding on the First Restatement Effective Date was $650,000,000 (excluding regularly accrued interest from April 15, 2012 with respect to $500,000,000 aggregate principal amount thereof and June 30, 2012 with respect to $150,000,000 aggregate principal amount thereof, in each case, that may, in accordance with the terms of such Affiliate Subordinated Indebtedness, increase the principal amount thereof).

“Affiliate Subordinated Indebtedness Subordination Agreement” shall mean an Affiliate Subordinated Indebtedness Subordination Agreement substantially in the form of Exhibit J between any Person to whom a Borrower or any of its Subsidiaries may be obligated to pay Affiliate Subordinated Indebtedness, the Borrowers and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Agents” means the Administrative Agent, and each arranger, bookrunner, syndication agent and documentation agent named on the cover of this Agreement.

“Agreement” means this Third Amended and Restated Credit Agreement, dated as of June 20, 2014, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, with respect to the Loans of any Class and Type, the respective rates indicated below for Loans of such Class and Type opposite the then-current Rate Ratio (determined pursuant to Section 3.03) indicated below (except that anything in this Agreement to the contrary notwithstanding, the Applicable Margin with respect to the Loans of any Class and Type shall be the highest margins indicated below during any period when an Event of Default shall have occurred and be continuing).

The Applicable Margin for Tranche G Term Loans that are Eurodollar Loans shall be 3.00% and the Applicable Margin for Tranche G Term Loans that are Base Rate Loans shall be 2.00%.

The Applicable Margin for Tranche H Term Loans that are Eurodollar Loans shall be 2.50% and the Applicable Margin for Tranche H Term Loans that are Base Rate Loans shall be 1.50%.

The Applicable Margin for Tranche I Term Loans that are Eurodollar Loans shall be 2.50% and the Applicable Margin for Tranche I Term Loans that are Base Rate Loans shall be 1.50%.

The Applicable Margin for Tranche J Term Loans shall be (i) until deliver of a Rate Ratio Certificate for the Quarterly Payment Period beginning on September 30, 2014, (x) for Tranche J Term Loans that are Eurodollar Loans, 3.00% and (y) for Tranche J Term Loans that are Base Rate Loans, 2.00% and (ii) thereafter, the respective rates indicated below for Loans of the applicable Type set forth opposite the then-current Rate Ratio (determined pursuant to Section 3.03 of this Agreement) indicated below:

Range of Rate Ratio	Eurodollar Loans	Base Rate Loans
Greater than 3.00 to 1	3.00%	2.00%
Less than or equal to 3.00 to 1	2.75%	1.75%

The Applicable Margin for Revolving Credit Loans shall be the respective rates indicated below for Loans of the applicable Type set forth opposite the then-current Rate Ratio (determined pursuant to Section 3.03 of this Agreement) indicated below:

Range of Rate Ratio	Eurodollar Loans	Base Rate Loans
Greater than or equal to 5.00 to 1	3.00%	2.00%
Greater than or equal to 4.00 to 1 but less than 5.00 to 1	2.75%	1.75%
Greater than or equal to 3.00 to 1 but less than 4.00 to 1	2.50%	1.50%
Less than 3.00 to 1	2.25%	1.25%

The Applicable Margin for the Incremental Facility Loans of any Series shall be determined at the time such Series of Loans is established pursuant to Section 2.01(f). The Applicable Margin for the Extended Term Loans of any Extension Series shall be determined at the time such Extension Series of Extended Term Loans is established pursuant to Section 2.12.

“Applicable Permitted Transaction Amount” shall mean, as at any date during any fiscal quarter during any Fiscal Period, the sum of (a) the Equity Contribution Amount and the outstanding principal amount of Affiliate Subordinated Indebtedness, as at the beginning of such fiscal quarter plus (b) the total cash equity capital contributions made, and the aggregate principal amount of Affiliate Subordinated Indebtedness advanced, to the Borrowers during the period (the “current period”) commencing on the first day of such fiscal quarter through and including such date minus (c) the sum of (i) the aggregate amount of repayments of Affiliate Subordinated Indebtedness, and distributions in respect of equity capital (other than pursuant to Section 8.09(e)), made during the current period plus (ii) the aggregate face amount of Affiliate Letters of Credit issued during the current period or during the period (the “prior period”) commencing on the First Restatement Effective Date through and including the last day of the fiscal quarter immediately preceding such fiscal quarter minus (iii) the aggregate amount of reductions in the undrawn face amount of Affiliate Letters of Credit (i.e., excluding reductions in such face amount that occur upon a drawing thereunder) during the current period or the prior period, together with the aggregate amount of Affiliate Letters of Credit that expire or are terminated during the current period or the prior period without being drawn.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” shall mean, at any time, (i) the cumulative amount of Operating Cash Flow for each fiscal quarter of the Borrowers during the period commencing July 1, 2012 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder (the “Relevant Period”) minus (ii) 1.4x cumulative Interest Expense for the Relevant Period plus (iii) 100% of the cash proceeds of equity contributions (other than any Cure Monies) to the Borrowers on a combined basis following the First Restatement Effective Date that are designated in writing by the Borrowers as being included in the Available Amount minus (iv) the sum, without duplication, of (x) the aggregate amount of Investments made pursuant to Section 8.08(i) prior to such time (net of any cash return on such Investments), (y) the aggregate amount of Restricted Payments made pursuant to Section 8.09(e) prior to such time and (z) the aggregate amount of payments made with respect to Indebtedness pursuant to Section 8.14(c)(ii) prior to such time.

“Bankruptcy Code” shall mean the United States Bankruptcy Reform Act of 1978, as amended from time to time.

“Base Rate” shall mean, with respect to any Class of Loans for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Eurodollar Rate (after giving effect to any applicable minimum rate set forth therein applicable to Eurodollar Loans of such Class) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt (subject to any minimum rate specified in such definition), the Eurodollar Rate for any day shall be based on the rate appearing on page LIBOR01 or LIBOR02 of the Reuters Screen (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.02 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Federal Funds Rate, Prime Rate or Eurodollar Rate shall take effect at the time of such change in the Federal Funds Rate, Prime Rate or Eurodollar Rate.

“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

“Basic Subscribers” shall mean, as at any date, (a) single household dwellings with one or more television sets that receive a package of over-the-air-broadcast stations, local access channels or certain satellite-delivered cable television services from a CATV System, plus, without duplication, (b) the number of subscribers determined by dividing the aggregate dollar monthly amount billed for basic service to bulk subscribers (hotels, motels, apartment buildings, hospitals and the like) located in a particular CATV System by the applicable combined limited and expanded cable rate charged to basic subscribers in such CATV System, plus (c) connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services but may be charged for premium units, pay-per-view events or high-speed Internet service. This definition shall be subject to such modifications as the Borrowers from time to time determine to be reasonably appropriate (and of which the Borrower shall notify the Administrative Agent, which shall promptly notify the Lenders), provided that such modifications are consistent with the periodic reports and/or registrations at the time being filed with the Securities and Exchange Commission by Mediacom Broadband or MCC.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by a Borrower with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures made by the Borrowers or any of their Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs and Acquisitions) during such period computed in accordance with GAAP.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CATV System” shall mean any cable distribution system that receives broadcast signals by antennae, microwave transmission, satellite transmission or any other form of transmission and that amplifies such signals and distributes them to Persons who pay to receive such signals, but shall exclude wireless cable.

“Change in Law” shall mean the occurrence, after the First Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any one or more of the following events:

(i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the aggregate voting power of the ownership interests in Mediacom Broadband;

(ii) Mediacom Broadband consolidates with, or merges with or into, another Person or Mediacom Broadband sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom Broadband and its Subsidiaries (determined on a consolidated basis) to any Person, other than any such transaction where immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the aggregate voting power of the then outstanding ownership interests in Mediacom Broadband, “beneficially own” (as so determined), directly or indirectly, more than 50% of the aggregate voting power of the then outstanding ownership interests in the surviving or transferee Person;

(iii) Mediacom Broadband is liquidated or dissolved or adopts a plan of liquidation or dissolution;

(iv) a majority of the members of the Executive Committee of Mediacom Broadband shall consist of persons who are not Continuing Members; or

(v) the Borrowers and the Subsidiary Guarantors shall cease to be Subsidiaries of Mediacom Broadband;

provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described in clauses (i) through (iv) above if after the occurrence of any such circumstance (A) MCC (or any successor thereto), or a Person (or successor thereto) more than 50% of the aggregate voting power of the then outstanding ownership interests of which is beneficially owned, directly or indirectly, by MCC (or any successor thereto), continues to be the manager of Mediacom Broadband (or the surviving or transferee Person in the case of clause (ii) above) and Rocco Commisso continues to be the chief executive officer or chairman of MCC (or any successor thereto) or (B) Rocco Commisso, or a Person more than 50% of the aggregate voting power of the then outstanding ownership interests of which is beneficially owned, directly or indirectly by Rocco Commisso and the other Permitted Holders together with their respective designees, becomes the manager of Mediacom Broadband (or the surviving or transferee Person in the case of clause (ii) above) or (C) Rocco Commisso becomes and thereafter continues to be the chief executive officer or chairman of Mediacom Broadband (or the surviving or transferee Person in the case of clause (ii) above).

“Class” shall have the meaning assigned to such term in Section 1.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Security Document.

“Collateral Account” shall have the meaning assigned to such term in the Pledge Agreement.

“Commitments” shall mean, collectively, the Revolving Credit Commitments and any Incremental Facility Commitments (if any).

“Committee Resolution” means with respect to Mediacom Broadband, a duly adopted resolution of the Executive Committee of Mediacom Broadband.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.09 of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuing Member” shall mean, as of any date of determination thereof, any Person who: (i) was a member of the Executive Committee of Mediacom Broadband on the date hereof; (ii) was nominated for election or elected to the Executive Committee of Mediacom Broadband with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election; or (iii) is a representative of, or was approved by, a Permitted Holder.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.09 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Cure Monies” shall mean proceeds of Affiliate Subordinated Indebtedness and/or equity contributions received by the Borrowers after the First Restatement Effective Date that, at the time the same are received by the Borrowers, are identified by the Borrowers in a certificate of a Senior Officer delivered by the Borrowers to the Administrative Agent within one Business Day of such receipt, as constituting “Cure Monies” for purposes of Section 9.02. As of the First Restatement Effective Date the amount of Cure Monies was $0.

“Debt Issuance” shall mean (i) any incurrence of Refinancing Term Loans and (ii) any issuance or sale by a Borrower or any of its Subsidiaries after the First Restatement Effective Date of any debt securities, excluding, however, any Indebtedness incurred pursuant to Section 8.07 other than any incurrence of Refinancing Debt Securities.

“Debt Service” shall mean, for any period, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) in the case of Revolving Credit Loans and Incremental Facility Revolving Credit Loans under this Agreement, the aggregate amount of payments of principal of such Loans that were required to be made pursuant to Section 3.01(a) or 3.01(d) during such period plus (b) in the case of Term Loans under this Agreement and all other Indebtedness (other than Revolving

Credit Loans and Incremental Facility Revolving Credit Loans), all regularly scheduled payments or regularly scheduled prepayments of principal of such Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations) made or payable during such period (other than the principal component of any payments in respect of Affiliate Subordinated Indebtedness) plus (c) all Interest Expense for such period.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Revolving Credit Lender or Incremental Facility Revolving Credit Lender that, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Revolving Credit Loans or Incremental Facility Revolving Credit Loans, as applicable, or participations in Letters of Credit within three Business Days after the date required to be funded by such Lender hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrowers, the Administrative Agent, any Issuing Lender or any Lender in writing that such Lender does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that such Lender does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent or the Borrowers, to confirm promptly in writing that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans or Incremental Facility Revolving Credit Loans, as applicable, or participations in Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation of the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within three Business Days after the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of such Lender’s business or custodian appointed for such Lender, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of such parent company’s business or custodian appointed for such parent company; provided that no Lender shall become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender (or its parent company) or the exercise of control over such Lender (or its parent company) by a Governmental Authority or an instrumentality thereof.

“Disposition” shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrowers or any of their Subsidiaries to any other Person (excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms) to the extent the aggregate fair market value of the Property transferred by the Borrowers and their Subsidiaries in any such transaction or series of related transactions exceeds $10,000,000.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Claim” shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Contribution Amount” shall mean, as at any date of determination, (a) the sum of (i) $21,401,000 plus (ii) the aggregate amount of cash contributions made to the equity capital of the Borrowers (on a combined basis) during the period from and including the First Restatement Effective Date through and including such date of determination minus (b) the aggregate amount of distributions made in respect of the equity capital of the Borrowers during such period (other than pursuant to Section 8.09(e)) minus (c) the amount of cash contributions to the equity capital of the Borrowers (on a consolidated basis) to the extent such equity proceeds are designated as being included in the Available Amount.

“Equity Interest” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person.

“Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class or other ownership interests of any type in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which a Borrower is a member.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Loan for any applicable Interest Period, the LIBOR Screen Rate as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate.

“Eurodollar Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “Eurodollar Base Rate” in this Section 1.01.

“Eurodollar Rate” shall mean, for any Eurodollar Loan (other than a Tranche G Term Loan, Tranche H Term Loan or Tranche J Term Loan) for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the Eurodollar Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

Solely with respect to Tranche G Term Loans, Tranche H Term Loans and Tranche J Term Loans, the Eurodollar Rate shall be the higher of (x) for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the Eurodollar Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period and (y)(A) 1.00%, in the case of Tranche G Term Loans and (B) 0.75%, in the case of Tranche H Term Loans and Tranche J Term Loans.

“Event of Default” shall have the meaning assigned to such term in Section 9.

“Excess Cash Flow” shall mean, for any period, the excess of (a) Operating Cash Flow for such period over (b) the sum of (i) Capital Expenditures made during such period plus (ii) the aggregate amount of Debt Service for such period plus (iii) the Tax Payment Amount for such period plus (iv) any decreases (or minus any increases) in Working Capital from the first day to the last day of such period minus (v) Investments made during such period pursuant to Section 8.08(f) or (h) except to the extent financed with proceeds of a contribution to the capital of the Borrowers, Indebtedness (other than under a revolving credit facility) or Net Available Proceeds from a Disposition minus (vi) without duplication, cash expenses incurred for Interest Rate Protection Agreements entered into during the period.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Executive Committee” shall mean (i) so long as Mediacom Broadband is a limited liability company, (x) while the Mediacom Broadband operating agreement is in effect, the Executive Committee authorized thereunder, and (y) at any other time, the manager or board of managers of Mediacom Broadband, or management committee, board of directors or similar governing body responsible for the management of the business and affairs of Mediacom Broadband or any committee of such governing body; (ii) if Mediacom Broadband were to be reorganized as a corporation, the board of directors of Mediacom Broadband; and (iii) if Mediacom Broadband were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership (or if such general partner is itself a partnership, the board of directors of such general partner’s corporate general partner).

“Executive Compensation” shall mean, for any period, the aggregate amount of compensation (including, without limitation, salaries, withholding taxes, unemployment insurance contributions, pension, health and other benefits) of the Manager’s executive management personnel during such period. For purposes hereof, “executive management personnel” shall not include any individual (such as a system manager) who is employed solely in connection with the day-to-day operations of a CATV System.

“Existing Class” shall have the meaning assigned to such term in Section 2.12.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.12.

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.12.

“Extension Amendment” shall mean an amendment to this Agreement entered into in accordance with Section 2.12 (and which shall not require the consent of the Majority Lenders) (it being understood that an Extension Amendment may take the form of an amendment and restatement of this Agreement executed by the Borrowers, the applicable Extending Term Lenders and the Administrative Agent solely for the purpose of incorporating the terms of any Extended Loans and subject to the limitations applicable thereto pursuant to Section 2.12).

“Extension Election” shall have the meaning assigned to such term in Section 2.12.

“Extension Series” shall have the meaning assigned to such term in Section 2.12.

“FAA” shall mean the Federal Aviation Administration or any governmental authority substituted therefor.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (including, for the avoidance of doubt, any agreements with governmental authorities implementing such provisions) and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with (including any implementing regulations or other administrative or judicial guidance that may be issued with respect thereto).

“FCC” shall mean the Federal Communications Commission or any governmental authority substituted therefor.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to JPMCB on such Business Day on such transactions as determined by the Administrative Agent.

“First Restated Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“First Restatement Effective Date” shall mean August 20, 2012.

“Fiscal Period” shall mean any fiscal year.

“Foreign Lender” shall mean any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Franchise” shall have the meaning set forth in 47 U.S.C. Section 522(9). The term “Franchise” shall include each of the Franchises set forth on Schedule V.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Operating Revenue” shall have the meaning assigned to such term in Section 8.11.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantee and Pledge Agreement” shall mean the Guarantee and Pledge Agreement dated July 18, 2001, between Mediacom Broadband, MCC and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Hazardous Material” shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (“PCB’s”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Impacted Interest Period” shall mean, with respect to a LIBOR Screen Rate, an Interest Period which shall not be available at the applicable time.

“Incremental Facility Agreement” shall have the meaning assigned to such term in Section 2.01(f) (it being understood that an Incremental Facility Agreement may take the form of an amendment and restatement of this Agreement executed by the Borrowers, the applicable Incremental Facility Lenders and the Administrative Agent solely for the purpose of incorporating the terms of any Incremental Facility Commitment, Incremental Facility Letters of Credit and Incremental Facility Loans and subject to the limitations applicable thereto pursuant to Section 2.01(f)).

“Incremental Facility Commitments” shall mean the Incremental Facility Revolving Credit Commitments and the Incremental Facility Term Loan Commitments established pursuant to Section 2.01(f) following the Third Restatement Effective Date.

“Incremental Facility Lenders” shall mean the Incremental Facility Revolving Credit Lenders and the Incremental Facility Term Loan Lenders.

“Incremental Facility Letter of Credit” shall mean any letter of credit issued under the Incremental Facility Revolving Credit Commitments of any Series.

“Incremental Facility Loans” shall mean the Incremental Facility Revolving Credit Loans and the Incremental Facility Term Loans.

“Incremental Facility Revolving Credit Commitment” shall mean, for each Incremental Facility Revolving Credit Lender, and for any Series thereof, the obligation of such Incremental Facility Revolving Credit Lender to make Incremental Facility Revolving Credit Loans, and to issue or participate in Incremental Facility Letters of Credit, of such Series (as the same may be reduced from time to time pursuant to Section 2.04 or 2.10 or increased or reduced from time to time pursuant to assignments permitted under Section 11.06(b)). The amount of each Lender’s Incremental Facility Revolving Credit Commitment of any Series shall be determined in accordance with the provisions of Section 2.01(f).

“Incremental Facility Revolving Credit Lenders” shall mean, in respect of any Series of Incremental Facility Revolving Credit Loans, the Lenders from time to time holding Incremental Facility Revolving Credit Loans and Incremental Facility Revolving Credit Commitments of such Series after giving effect to any assignments thereof permitted by Section 11.06(b).

“Incremental Facility Revolving Credit Loans” shall mean revolving credit loans provided for pursuant to an Incremental Facility Agreement entered into pursuant to Section 2.01(f), which may be Base Rate Loans and/or Eurodollar Loans.

“Incremental Facility Term Loan Commitment” shall mean, for each Incremental Facility Term Loan Lender, and for any Series thereof, the obligation of such Incremental Facility Term Loan Lender to make Incremental Facility Term Loans of such Series (as the same may be reduced from time to time pursuant to Section 2.04 or 2.10 or increased or reduced from time to time pursuant to assignments permitted under Section 11.06(b)). The amount of each Lender’s Incremental Facility Term Loan Commitment of any Series shall be determined in accordance with the provisions of Section 2.01(f).

“Incremental Facility Term Loan Lenders” shall mean, in respect of any Series of Incremental Facility Term Loans, the Lenders from time to time holding Incremental Facility Term Loans and Incremental Facility Term Loan Commitments of such Series after giving effect to any assignments thereof permitted by Section 11.06(b).

“Incremental Facility Term Loans” shall mean term loans provided for pursuant to an Incremental Facility Agreement entered into pursuant to Section 2.01(f) which may be Base Rate Loans and/or Eurodollar Loans.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person), including, without limitation, Affiliate Subordinated Indebtedness; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 120 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person; provided that Indebtedness shall exclude (i) obligations in respect of surety and performance bonds backing pole rental or conduit attachments and the like, or backing obligations under Franchises, arising in the ordinary course of business of the CATV Systems and related telecommunications services of the Borrowers and their Subsidiaries and (ii) all obligations in respect of Interest Rate Protection Agreements.

“Indemnified Taxes” shall have the meaning set forth in Section 5.07(a).

“Interest Coverage Ratio” shall mean, as at any date, the ratio of (a) Operating Cash Flow for the fiscal quarter ending on, or most recently ended prior to, such date to (b) Interest Expense for such fiscal quarter. Notwithstanding the foregoing, the Interest Coverage Ratio as at the last day of any fiscal quarter during which an Acquisition is consummated shall be deemed to be equal to the ratio of Adjusted Operating Cash Flow for such fiscal quarter to Interest Expense for such fiscal quarter.

“Interest Expense” shall mean, for any period, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations) for such period (whether or not actually paid during such period) and all commitment fees payable hereunder, but excluding all interest in respect of Affiliate Subordinated Indebtedness (to the extent not paid in cash during such period), plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period) plus (c) the aggregate amount of upfront or one-time fees or expenses payable in respect of Interest Rate Protection Agreements to the extent such fees or expenses are amortized during such period.

Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrowers or any of their Subsidiaries shall have consummated any acquisition of any CATV System or other business, or consummated any Disposition, then, for all purposes of this Agreement, other than for any calculation of the Available Amount, Interest Expense shall be determined on a pro forma basis as if such acquisition or Disposition had been made or consummated (and any related Indebtedness incurred or repaid) on the first day of such period.

“Interest Period” shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first week thereafter or in the first, second, third or sixth calendar month thereafter (or such other period as may be agreed by all of the Lenders affected thereby), as the Borrowers may select as provided in Section 4.05, except that each Interest Period of one month’s (or a multiple of one month’s) duration that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:

(i) if any Interest Period for any Loan would otherwise end after the final stated maturity date of such Loan, such Interest Period shall end on such final stated maturity date;

(ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and

(iii) the Administrative Agent may, in its discretion to facilitate the ease of administration of Eurodollar Loans hereunder, shorten or lengthen by up to three Business Days the duration of any Interest Period from that otherwise provided above in this definition, provided that in no event shall any Interest Period for a Eurodollar Loan end on any day other than a Business Day.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies. For purposes hereof, the “credit exposure” at any time of any Person under an Interest Rate Protection Agreement to which such Person is a party shall be determined at such time in accordance with the standard methods of calculating credit exposure under similar arrangements as prescribed from time to time by the Administrative Agent, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Interest Rate Protection Agreement.

“Interpolated Rate” shall mean, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of programming or advertising time by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

“Issuing Lender” shall mean each of JPMCB and/or such other Lender designated by the Borrowers as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder and together with its successors and assigns in such capacity. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Junior Lien Intercreditor Agreement” an intercreditor agreement among the Obligors, the Administrative Agent and one or more representatives of holders of Indebtedness permitted by Section 8.07(g) that is secured by Liens on the Collateral that are intended to be junior to the Liens under the Security Documents in form and substance reasonably satisfactory to the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder as of such date of determination.

“Lender” shall mean any Person that holds a Commitment, Loan or Letter of Credit Liability hereunder and shall include, unless the context otherwise requires, each Issuing Lender.

“Letter of Credit” shall mean, as applicable, a Revolving Credit Letter of Credit or an Incremental Facility Letter of Credit.

“Letter of Credit Commitment Percentage” shall mean, with respect to any Revolving Credit Lender or Incremental Facility Revolving Credit Lender, the ratio of (a) the amount of the Revolving Credit Commitment or Incremental Facility Revolving Credit Commitment of a specific Class of such Lender to (b) the aggregate amount of the Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments, as applicable, of all Lenders of such Class.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Interest” shall mean, for each Revolving Credit Lender or Incremental Facility Revolving Credit Lender, as applicable, such Lender’s participation interest (or, in the case of an Issuing Lender, such Issuing Lender’s retained interest) in an Issuing Lender’s liability under Letters of Credit of the applicable Class and such Lender’s rights and interests in Reimbursement Obligations of such Class and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations of such Class.

“Letter of Credit Liability” shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Credit Lender or Incremental Facility Revolving Credit Lender (other than an Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.03, and such Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders (or, as applicable, Incremental Facility Revolving Credit Lender) other than such Issuing Lender of their participation interests under Section 2.03.

“LIBOR Screen Rate” shall mean the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate or, in the event such rate does not appear on any successor or substitute page, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided that if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan Documents” shall mean, collectively, this Agreement, the Restatement Agreement, the Letter of Credit Documents, the Security Documents, each Management Fee Subordination Agreement, each Affiliate Subordinated Indebtedness Subordination Agreement, each Incremental Facility Agreement and each Extension Amendment.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Tranche G Term Loans, the Tranche H Term Loans, the Tranche I Term Loans, the Tranche J Term Loans, the Incremental Facility Loans and the Extended Term Loans.

“Majority Lenders” shall mean, subject to Section 1.06 and the last paragraph of Section 11.04, Lenders having more than 50% of the sum of (a) the aggregate outstanding principal amount of the Tranche G Term Loans, the Tranche H Term Loans, the Tranche I Term Loans and the Tranche J Term Loan plus (b) the aggregate outstanding principal amount of the Incremental Facility Term Loans of each Series or, if the Incremental Facility Term Loans of such Series shall not have been made, the aggregate outstanding principal amount of the Incremental Facility Commitments of such Series plus (c) the sum of (i) the aggregate unused amount, if any, of the Incremental Facility Revolving Credit Commitments of each Series at such time plus (ii) the aggregate amount of Letter of Credit Liabilities in respect of Incremental Facility Letters of Credit of each Series at such time plus (iii) the aggregate outstanding principal amount of the Incremental Facility Revolving Credit Loans of each Series at such time plus (d) the sum of (i) the aggregate unused amount, if any, of the Revolving Credit Commitments at such time plus (ii) the aggregate amount of Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit at such time plus (iii) the aggregate outstanding principal amount of the Revolving Credit Loans at such time; provided that any Loans, Commitments and Letter of Credit Liabilities of Defaulting Lenders shall be excluded for all purposes of any calculation of the Majority Lenders.

The “Majority Lenders” of a particular Class of Loans shall mean Lenders that are not Defaulting Lenders having outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (as applicable, and determined in the manner provided above) of such Class representing more than 50% of the total outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments of such Class held by all Lenders that are not Defaulting Lenders at such time.

“Management Agreements” shall mean, collectively, the Management Agreements, each dated as of June 6, 2001, between MCC Georgia, MCC Illinois, MCC Iowa and MCC Missouri, respectively, and MCC, in each case as the same shall, subject to Section 8.17, be modified and supplemented and in effect from time to time.

“Management Fee Subordination Agreement” shall mean a Management Fee Subordination Agreement substantially in the form of Exhibit F between the Manager (or, as contemplated by Section 8.11, any other Person to whom the Borrowers or any of their Subsidiaries may be obligated to pay Management Fees), the Borrowers and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Management Fees” shall mean, for any period, the sum of all fees, salaries and other compensation (including, without limitation, all Executive Compensation and any other amounts payable under the Management Agreements) paid or incurred by the Borrowers and their Subsidiaries to Affiliates (other than Affiliates that are employees of the Borrowers and their Subsidiaries) in respect of services rendered in connection with the management or supervision of the Borrowers and their Subsidiaries, provided that Management Fees shall exclude (a) the aggregate amount of intercompany shared expenses payable to Mediacom Broadband, MCC or any of their Subsidiaries that are allocated by Mediacom Broadband or MCC to the Borrowers and their Subsidiaries in accordance with Section 5.04 of the Guarantee and Pledge Agreement (other than the allocated amount of Executive Compensation, which Executive Compensation shall in any event constitute Management Fees hereunder) and (b) reimbursement by the Borrowers and their Subsidiaries of expenses incurred by an Affiliate directly on behalf of the Borrowers and their Subsidiaries.

“Manager” shall mean MCC, or any successor in such capacity as manager of the Borrowers.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition, liabilities or capitalization of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or the Reimbursement Obligations or other amounts payable in connection therewith.

“Material Information” shall mean information that would reasonably be expected to be material to a Lender’s decision to participate in an Offered Voluntary Prepayment.

“MCC” shall mean Mediacom Communications Corporation, a Delaware corporation.

“Mediacom Broadband” shall mean Mediacom Broadband LLC, a Delaware limited liability company.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by a Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Available Proceeds” shall mean:

(i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition net of (A) the Tax Payment Amount, if any, attributable to such Disposition and (B) any transfer taxes (without duplication of taxes deducted in determining such Net Cash Payments) payable by the Borrowers or any of their Subsidiaries in respect of such Disposition;

(ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrowers and their Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrowers and their Subsidiaries in connection therewith, (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property, (C) the Tax Payment Amount, if any, attributable to such Casualty Event and (D) any transfer taxes payable by the Borrowers or any of their Subsidiaries in respect of such Casualty Event; and

(iii) in the case of any Debt Issuance, the aggregate amount of all cash received by the Borrowers or any of their Subsidiaries in respect of such Debt Issuance, net of reasonable expenses incurred by the Borrowers and their Subsidiaries in connection therewith.

“Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration (but only as and when subsequently converted to cash), received by the Borrowers and their Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of the amount of any legal, accounting, broker, title and recording tax expenses, commissions, finders’ fees and other fees and expenses paid by the Borrowers and their Subsidiaries in connection with such Disposition and (b) Net Cash Payments shall be net of any repayments by the Borrowers and their Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.04 and (ii) has been approved by the Majority Lenders.

“Obligors” shall mean, collectively, the Borrowers, Mediacom Broadband, MCC and, effective upon execution and delivery of any Subsidiary Guarantee Agreement, each Subsidiary of the Borrowers so executing and delivering such Subsidiary Guarantee Agreement.

“Offered Voluntary Prepayment” shall have the meaning assigned in Section 2.13.

“OID” shall have the meaning assigned to such term in Section 2.09(v).

“Operating Agreements” shall mean, collectively, the Operating Agreements, each dated as of June 6, 2001, for MCC Georgia, MCC Illinois, MCC Iowa and MCC Missouri, respectively, in each case as the same shall be modified and supplemented and in effect from time to time.

“Operating Cash Flow” shall mean, for any period, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) System Cash Flow minus (b) Management Fees paid during such period to the extent not exceeding 4.50% of the gross operating revenues of the Borrowers and their Subsidiaries for such period.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Intercreditor Agreement” shall mean an agreement by and among the Administrative Agent, one or more representatives (each an “Other First Lien Agent”) for the holders of Indebtedness permitted by Section 8.07(g) that is intended to be secured by Liens on the Collateral ranking pari passu with the Liens under the Security Documents and the Obligors providing, among other customary items (as determined by the Administrative Agent in consultation with the Borrowers), that (i) for so long as any Commitments, Loans, Letter of Credit Liabilities, or other obligations are outstanding under this Agreement (other than contingent obligations for which no claim has been asserted) the Administrative Agent, on behalf of the Lenders, shall have the sole right to enforce any Lien against any Collateral in which it has a perfected security interest (except that, to the extent the principal amount of such other Indebtedness exceeds the principal amount of Loans, Letter of Credit Liabilities and Commitments under this Agreement, such agreement may provide that such Other First Lien Agent shall instead be subject to a 90-day standstill requirement with respect to such enforcement (which period shall be extended if the Administrative Agent commences enforcement against the Collateral during such period or is prohibited by any requirement of applicable law from commencing such proceedings) in the event it has given notice of an event of default under the indenture or other agreement governing such Indebtedness for which it is agent) and (ii) distributions on account of any enforcement against the Collateral by the Administrative Agent or the Other First Lien Agent (including any distribution on account of the Collateral in any such proceeding pursuant to any debtor relief laws) with respect to which each of the Administrative Agent and such Other First Lien Agent have a perfected security interest shall be on a pro rata basis (subject to customary provisions dealing with intervening Liens that are prior to the Administrative Agent’s or such Other First Lien Agent’s security interest and the unenforceability of any obligations purportedly secured by such Liens) based on the amount of the obligations under the Loan Documents and the obligations owing under such other Indebtedness, respectively.

“Participant Register” shall have the meaning set forth in Section 11.06(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Holder” shall mean: (i) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses; (ii) any controlled Affiliate of any individual described in clause (i) above; (iii) in the event of the death or incompetence of any individual described in clause (i) above, such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests in Mediacom Broadband; (iv) any trust or trusts created for the benefit of each Person described in this definition, including any trust for the benefit of the parents or siblings of any individual described in clause (i) above; or (v) any trust for the benefit of any such trust.

“Permitted Investments” shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $5,000,000,000, maturing not more than one year from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services, a unit of McGraw-Hill Companies (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”), respectively, maturing not more than nine months from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; (e) securities with final maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision, taxing authority, agency or instrumentality of any such state, commonwealth or territory and having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); and (f) money market funds with at least 95% of their assets invested in assets described in clauses (a) through (e) above.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of any such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Permitted Refinancing), (c) a Permitted Refinancing shall not include Indebtedness of a Subsidiary that is not an Obligor that refinances Indebtedness of an Obligor, and (d) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Subordinated Debt” means unsecured Indebtedness incurred by the Borrowers and any Subsidiary Guarantors (a) that is subordinated to the obligations of the Borrowers to pay principal of and interest on the Loans, Reimbursement Obligations, fees and other amounts payable hereunder and under the other Loan Documents, (b) that does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) the terms of which do not require the Borrowers or any of their Subsidiaries to repurchase, repay or redeem such Indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the 91st day following the Latest Maturity Date at the time such Indebtedness is incurred and (d) the documentation for which provides for covenants, events of default and terms that the Borrowers determine are market for similar financings at the time such Indebtedness is issued; provided that in no event shall such documentation contain any financial maintenance covenant (which term does not apply to incurrence-based financial tests that may be included in such documentation); provided, further, that at the time of incurrence, on a pro forma basis after giving effect to the incurrence of such Indebtedness, Borrowers shall be in compliance with Section 8.10 as of the last day of the most recent fiscal quarter of the Borrowers for which financial statements are available.

“Permitted Transactions” shall have the meaning assigned to such term in Section 8.09.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by the Borrowers or any ERISA Affiliates and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit C between the Borrowers, each of the additional parties, if any, that becomes a “Securing Party” thereunder, and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Post-Default Rate” shall mean a rate per annum equal to 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans, provided that, with respect to principal of a Eurodollar Loan that shall become due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) on a day other than the last day of the Interest Period therefor, the “Post-Default Rate” shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% plus the interest rate for such Loan as provided in Section 3.02(b) and, thereafter, the rate provided for above in this definition.

“Prime Rate” shall mean the rate of interest from time to time announced by JPMCB at its principal office in New York City as its prime commercial lending rate.

“Principal Payment Dates” shall mean (a) in the case of the Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans and Tranche J Term Loans, the last Business Day of March, June, September and December of each year, commencing with the first such date after the Third Restatement Effective Date (or, in the case of the Tranche I Term Loans and Tranche J Term Loans, commencing with September 30, 2014) and (b) in the case of Term Loans of any other Class, such dates as shall have been agreed upon between the Borrowers and the respective Lenders pursuant to Section 2.01(f) or Section 2.12.

“Prior Dispositions” shall have the meaning assigned to such term in Section 2.10(d).

“pro forma basis” and “pro forma effect” when used with respect to any financial test required to be determined on such basis, shall mean that, without duplication, the relevant event (and any other repayment or incurrence of Indebtedness (other than repayments and incurrences of revolving Indebtedness in the ordinary course of business) occurring since the first day of the applicable period) shall be given pro forma effect as though it had occurred on the first day of such period for purposes of any income statement item and on the last day of such period for any balance sheet item.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Lender” shall have the meaning assigned to such term in Section 8.01.

“Purchase Price” shall mean, without duplication, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, Property or securities (including, without limitation, any Indebtedness incurred pursuant to paragraph (f) of Section 8.07), paid or delivered by the Borrowers and their Subsidiaries in connection with such acquisition plus (ii) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrowers and their Subsidiaries after giving effect to such acquisition.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Third Restatement Effective Date.

“Quarterly Officer’s Report” shall mean a quarterly report of a Senior Officer with respect to Basic Subscribers, homes passed and revenues per Basic Subscriber, substantially in the form of Exhibit B, consisting of Basic Subscribers, digital customers, data customers, telephony customers and average monthly revenues per Basic Subscriber for each three month period.

“Quarterly Payment Period” shall mean (i) initially, the period from and including March 31, 2014, through and including the Quarterly Date falling on the last Business Day of June 2014 and (ii) thereafter, each successive three-month period from and including a Quarterly Date to but not including the next following Quarterly Date.

“Rate Ratio” shall mean, for any Quarterly Payment Period, the ratio of (x) the daily average of the aggregate amount of all Indebtedness of the Borrowers and their Subsidiaries (excluding Affiliate Subordinated Indebtedness and the first $10,000,000 of Capital Lease Obligations and non-recourse liens described in clauses (c) and (e) of the definition of Indebtedness as defined in this Section 1.01) outstanding during the fiscal quarter ending immediately prior to the first Business Day of such Quarterly Payment Period to (y) the product of (i) System Cash Flow for such fiscal quarter times (ii) four. By way of illustration, the Rate Ratio for a Quarterly Payment Period commencing on the last Business Day of June of any year shall be the ratio of (A) the daily average of the Indebtedness referred to in clause (x) above during the fiscal quarter ending on the March 31 immediately preceding the last Business Day of such June to (B) the product of (i) System Cash Flow for such fiscal quarter times (ii) four.

“Rate Ratio Certificate” shall mean, for any Quarterly Payment Period commencing with the Quarterly Payment Period beginning on March 31, 2014, a certificate of a Senior Officer setting forth, in reasonable detail, the calculation (and the basis for such calculation) of the Rate Ratio for use in determining certain of the Applicable Margins hereunder during such Quarterly Payment Period.

“Refinancing Debt Securities”: senior secured debt securities or loans of the Borrowers designated as “Re-financing Debt Securities” by the Borrowers by written notice delivered to the Administrative Agent no later than the date of issuance thereof (a) that are not guaranteed by any Subsidiary of the Borrowers that is not an Obligor, (b) that is not secured by a Lien on any assets of the Borrowers or any of their Subsidiaries that does not constitute Collateral, (c) the terms of which do not provide for any scheduled repayment, mandatory redemption (except as provided in the succeeding clause (d)) or sinking fund obligations prior to the Latest Maturity Date at the time such Indebtedness is incurred in excess of 1% of the original principal amount thereof, (d) the terms of which do not require the Borrowers or any of their Subsidiaries to repurchase, repay or redeem such indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Latest Maturity Date at the time such Indebtedness is incurred and (e) the documentation for which provides for covenants, events of default and terms that the Borrowers determine are market for similar financings at the time such debt securities or loans are issued; provided, that in no event shall such documentation contain any financial maintenance covenant (which term does not apply to incurrence-based financial tests which may be included in such documentation) that is more restrictive than those set forth in this Agreement.

“Refinancing Term Loans” means Incremental Facility Term Loans that are designated as “Refinancing Term Loans” in the applicable Incremental Facility Agreement.

“Region” shall mean each geographic region into which the CATV Systems of the Borrowers and their Subsidiaries are divided for operating and management purposes.

“Register” shall have the meaning assigned to such term in Section 11.06(c).

“Regulations D, T, U and X” shall mean, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reimbursement Obligations” shall mean, at any time, the obligations of the Borrowers then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by an Issuing Lender in respect of any drawings under a Letter of Credit.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Revolving Credit Commitments” shall mean Incremental Facility Revolving Credit Commitments that are designated as “Replacement Revolving Credit Commitments” in the applicable Incremental Facility Agreement; provided that on the date such Replacement Revolving Credit Commitments are established there is a corresponding (or greater) reduction in a then outstanding Class of Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Change in Law with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of “Eurodollar Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Restricted Payments” shall mean, collectively, (a) all distributions of the Borrowers (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any ownership interest in the Borrowers or of any warrants, options or other rights to acquire any such ownership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of the Borrowers or any of their Subsidiaries), (b) any payments made by a Borrower to any holders of any equity interests in the Borrowers that are designed to reimburse such holders for the payment of any taxes attributable to the operations of the Borrowers and their Subsidiaries, (c) any payments of principal of or interest on Affiliate Subordinated Indebtedness, (d) any payments in respect of Management Fees and (e) any Affiliate Letters of Credit issued by an Issuing Lender for the account of the Borrowers.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans, and to issue or participate in Letters of Credit pursuant to Section 2.03, in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Schedule I under the caption “Revolving Credit Commitment” or, in the case of a Person that becomes a Revolving Credit Lender pursuant to an assignment permitted under Section 11.06(b), as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced from time to time pursuant to Section 2.04 or 2.10 or increased or reduced from time to time pursuant to assignments permitted under Section 11.06(b)). The aggregate principal amount of the Revolving Credit Commitments is $216,000,000 as of the Third Restatement Effective Date.

“Revolving Credit Commitment Termination Date” shall mean December 30, 2016; provided that the Revolving Credit Commitment Termination Date shall occur on any Business Day if any Affiliated Subordinated Indebtedness outstanding on such date has a scheduled maturity as of such date that is within the period of six months following such date.

“Revolving Credit Lenders” shall mean (a) on the Third Restatement Effective Date, the Lenders having Revolving Credit Commitments as set forth on Schedule I and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 11.06(b).

“Revolving Credit Letter of Credit” shall mean any letter of credit issued under Revolving Credit Commitments.

“Revolving Credit Loans” shall mean loans made under the Revolving Credit Commitments pursuant to Section 2.01(a), which may be Base Rate Loans and/or Eurodollar Loans.

“Revolving Financial Covenant Provisions” shall have the meaning assigned to such term in Section 1.06(iii).

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.

“Second Restated Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Second Restatement Effective Date” shall mean August 2, 2013.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Guarantee and Pledge Agreement and the Subsidiary Guarantee Agreements, and all Uniform Commercial Code financing statements required by the Pledge Agreement, the Guarantee and Pledge Agreement and the Subsidiary Guarantee Agreements, to be filed with respect to the security interests created pursuant to the Pledge Agreement, the Guarantee and Pledge Agreement and the Subsidiary Guarantee Agreements.

“Senior Officer” shall mean an individual that is the chairman, chief executive officer, chief financial officer, treasurer, controller or vice president corporate finance of the Manager, acting for and on behalf of the Borrowers.

“Series” shall have the meaning set forth in Section 2.01(f).

“Special Reductions” shall mean, as at any date during any fiscal quarter, the aggregate amount of reductions during such fiscal quarter through such date in the undrawn face amount of Affiliate Letters of Credit issued during such fiscal quarter (i.e., excluding reductions in such face amount that occur upon a drawing under such Affiliate Letters of Credit), together with the aggregate amount of Affiliate Letters of Credit issued during such fiscal quarter that expire or are terminated during such fiscal quarter through such date without being drawn.

“Specified Lender” shall have the meaning provided in Section 5.08.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantee Agreement” shall mean a Subsidiary Guarantee Agreement substantially in the form of Exhibit E by a Subsidiary of a Borrower in favor of the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrowers that executes and delivers a Subsidiary Guarantee Agreement.

“System Cash Flow” shall mean, for any period, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) gross operating revenues (not including extraordinary or unusual items but including business interruption insurance (to the extent it represents lost revenue for such period)) for such period minus (b) all operating expenses (not including extraordinary or unusual items) for such period, including, without limitation, technical, programming and selling, general and administrative expenses, but excluding (to the extent included in operating expenses) income taxes, Management Fees, depreciation, amortization, interest expense (including, without limitation, all items included in Interest Expense) and any extraordinary or unusual items plus (c) any compensation received for management services provided by the Borrowers during any such period in respect of any Franchises retained by the seller pursuant to any agreement for the purchase of such Franchises by the Borrowers during any such period plus (d) non-cash operating expenses, including, without limitation, any non-cash compensation expense realized from grants of equity instruments or other rights (including, without limitation, stock options, stock appreciation or other rights, restricted stock, restricted stock units, deferred stock and deferred stock units) to officers, directors and employees of the Borrowers and their Subsidiaries. For the purposes of determining System Cash Flow, gross operating revenues will include revenues received in cash in respect of investments, so long as such investments are recurring (i.e. reasonably expected to continue for four or more fiscal quarters) and do not for any period exceed 20% of gross operating revenues for such period (not including (i) extraordinary or unusual items and (ii) such investment revenues).

Notwithstanding the foregoing, if during any period for which System Cash Flow is being determined the Borrowers or any of their Subsidiaries shall have consummated any acquisition of any CATV System or other business, or consummated any Disposition, then, for all purposes of this Agreement (other than for purposes of the definitions of “Excess Cash Flow” and “Available Amount”), System Cash Flow shall be determined on a pro forma basis as if such acquisition or Disposition had been made or consummated on the first day of such period.

“Tax Certificate” shall have the meaning set forth in Section 5.07(e).

“Tax Payment Amount” shall mean, for any period, an amount not exceeding in the aggregate the amount of Federal, state and local income taxes the Borrowers would otherwise have paid in the event they were corporations (other than “S corporations” within the meaning of Section 1361 of the Code) for such period and all prior periods, reduced by any such income taxes directly paid by the Borrowers.

“Taxes” shall mean any present or future tax, assessment or other charge or levy (including any interest, addition to taxes and penalties) imposed by or on behalf of any taxing authority.

“Term Loan Lenders” shall mean (a) initially on the Third Restatement Effective Date, the Lenders having Tranche D Term Loans, Tranche G Term Loans and Tranche H Term Loans, (b) on the Third Restatement Effective Date immediately after conversion or repayment of all Tranche D Term Loans, the Lenders having Tranche G Term Loans, Tranche H Term Loans, Tranche I Term Loans and Tranche J Term Loans and (b) thereafter, the Lenders from time to time holding Term Loans and/or Incremental Facility Term Loan Commitments after giving effect to any assignments thereof permitted by Section 11.06(b).

“Term Loans” shall mean, collectively, (a) initially on the Third Restatement Effective Date, theTranche D Term Loans, theTranche G Term Loans and the Tranche H Term Loans and (b) on the Third Restatement Effective Date immediately after conversion or repayment of all Tranche D Term Loans, the Tranche G Term Loans, the Tranche H Term Loans, the Tranche I Term Loans, the Tranche J Term Loans, and any Incremental Facility Term Loans and Extended Term Loans established following the Third Restatement Effective Date.

“Third Restatement Agreement” shall mean the Restatement Agreement, dated as of June 20, 2014, by and among the Borrowers, the Administrative Agent, the Lenders party thereto and the other parties thereto.

“Third Restatement Effective Date” shall mean June 20, 2014, the date on which the conditions precedent to effectiveness set forth in Section 6.01 of this Agreement are satisfied.

“Total Leverage Ratio” shall mean, as at any date, the ratio of (a) the aggregate amount of all Indebtedness of the Borrowers and their Subsidiaries (excluding Affiliate Subordinated Indebtedness and the first $10,000,000 of Capital Lease Obligations and non-recourse liens described in clauses (c) and (e) of the definition of Indebtedness as defined in this Section 1.01) as at such date to (b) the product of (x) System Cash Flow for the fiscal quarter ending on, or most recently ended prior to, such date times (y) four.

Notwithstanding the foregoing, the Total Leverage Ratio as at any date during any fiscal quarter during which an Acquisition is consummated shall be deemed to be equal to the ratio of (a) the aggregate amount of all Indebtedness of the Borrowers and their Subsidiaries (excluding Affiliate Subordinated Indebtedness and the first $10,000,000 of Capital Lease Obligations and non-recourse liens described in clauses (c) and (e) of the definition of “Indebtedness” as defined in this Section 1.01) as at such date to (b) the product of Adjusted System Cash Flow for the immediately preceding fiscal quarter times four.

“Tranche D Term Loans” means all Tranche D Term Loans outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date.

“Tranche G Term Loan Lenders” shall mean the Lenders from time to time holding Tranche G Term Loans after giving effect to any assignments thereof permitted by Section 11.06(b).

“Tranche G Term Loan Maturity Date” shall mean January 20, 2020.

“Tranche G Term Loans” shall mean the loans described in Section 2.01(b).

“Tranche H Term Loan Lenders” shall mean the Lenders from time to time holding Tranche H Term Loans after giving effect to any assignments thereof permitted by Section 11.06(b).

“Tranche H Term Loan Maturity Date” shall mean January 29, 2021.

“Tranche H Term Loans” shall mean the loans described in Section 2.01(c).

“Tranche I Converted Tranche D Term Loan” shall mean, as to any Lender that has validly returned a counterpart to the Third Restatement Agreement to the Administrative Agent prior to the Third Restatement Effective Date indicating an election to convert its Tranche D Term Loans to Tranche I Term Loans, all of such Lender’s outstanding Tranche D Term Loans (or, if less, the amount notified by the Administrative Agent to such Lender prior to the Third Restatement Effective Date).

“Tranche I Term Loans” shall mean the loans funded or converted on the Third Restatement Effective Date pursuant to Section 2.01(d).

“Tranche I Term Loan Lenders” shall mean the Lenders from time to time holding Tranche I Term Loans after giving effect to any assignments thereof permitted by Section 11.06(b).

“Tranche I Term Loan Maturity Date” shall mean June 30, 2017.

“Tranche J Converted Tranche D Term Loan” shall mean, as to any Lender that has validly returned a counterpart to the Third Restatement Agreement to the Administrative Agent prior to the Third Restatement Effective Date indicating an election to convert its Tranche D Term Loans to Tranche J Term Loans, all of such Lender’s outstanding Tranche D Term Loans (or, if less, the amount notified by the Administrative Agent to such Lender prior to the Third Restatement Effective Date).

“Tranche J Term Loans” shall mean the loans funded or converted on the Third Restatement Effective Date pursuant to Section 2.01(e).

“Tranche J Term Loan Lenders” shall mean the Lenders from time to time holding Tranche J Term Loans after giving effect to any assignments thereof permitted by Section 11.06(b).

“Tranche J Term Loan Maturity Date” shall mean June 30, 2021.

“Type” shall have the meaning assigned to such term in Section 1.03.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness (or Commitment) at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness (or Commitment) into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity or reduction, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment or reduction.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Working Capital” shall mean, as at such date, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP) (a) current assets (excluding (i) cash and cash equivalents; (ii) accounts receivable from affiliates; and (iii) assets under Interest Rate Protection Agreements) minus (b) current liabilities (excluding (i) the current portion of long-term debt; (ii) accounts payable to affiliates; (iii) accrued interest; and (iv) liabilities under Interest Rate Protection Agreements).

1.02 Accounting Terms and Determinations.

(a) Accounting Terms and Determinations Generally. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders or the Administrative Agent hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in paragraph (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements after the First Restatement Effective Date under Section 8.01, shall mean the audited financial statements, referred to in Sections 7.02(i) and (ii)). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 (or, prior to the delivery of the first financial statements under Section 8.01, used in the preparation of the audited financial statements as at December 31, 2012 referred to in Sections 7.02(i) and (ii)) unless:

(i) the Borrowers shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or

(ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered after the First Restatement Effective Date under Section 8.01, shall mean the audited financial statements referred to in Sections 7.02(i) and (ii)).

(b) Statement of Accounting Variations. The Borrowers shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Changes in Fiscal Periods. To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, none of the Borrowers will change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03 Classes and Types of Loans.

(a) Loans hereunder are distinguished by “Class” and by “Type.”

(b) The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Credit Loan, a Tranche D-1 Term Loan, a Tranche D-2 Term Loan, a Tranche G Term Loan, a Tranche H Term Loan, a Tranche I Term Loan, a Tranche J Term Loan, an Incremental Facility Loan of any Series or an Extended Term Loan of an Extension Series, each of which constitutes a Class.

(c) The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

1.04 Subsidiaries. None of the Borrowers has any Subsidiaries on the date hereof, reference in this Agreement to Subsidiaries of the Borrowers shall be deemed inapplicable until such time as the creation of such Subsidiaries or such Subsidiaries shall in fact come into existence in accordance with the terms hereof.

1.05 Nature of Obligations of Borrowers. It is the intent of the parties hereto that the Borrowers shall be jointly and severally obligated hereunder and under the notes executed and delivered by the Borrowers pursuant to Section 2.08(d), as co-Borrowers under this Agreement and as co-makers on such notes, in respect of the principal of and interest on, and all other amounts owing in respect of, the Loans and such notes.

1.06 Deemed Consents. Notwithstanding anything in this Agreement to the contrary:

(i) subject to Section 1.06(iv), for purposes of modifying, waiving or making any determination (including taking any action under the last paragraph of Section 9.01) with respect to Section 8.10(a) or (b), the “Majority Lenders” shall mean the Lenders having outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (other than the Tranche D Term Loans) representing more than 50% of the total outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (other than the Tranche D Term Loans);

(ii) for purposes of modifying, waiving or making any determination (including taking any action under the last paragraph of Section 9.01) with respect to Section 8.10(c), the “Majority Lenders” shall mean Lenders having outstanding Tranche D Term Loans representing more than 50% of the total outstanding Tranche D Term Loans;

(iii) each Tranche G Term Loan Lender, solely in its capacity as a Tranche G Term Loan Lender, each Tranche H Term Loan Lender, solely in its capacity as a Tranche H Term Loan Lender, each Tranche I Term Loan Lender, solely in its capacity as a Tranche I Term Loans Lender, and each Tranche J Term Loan Lender, solely in its capacity as a Tranche J Term Loan Lender, with respect to any matter requiring the vote of Lenders pursuant to (x) any proposed amendment, restatement, waiver, consent, supplement or other modification of any provision of Section 8.10 other than the first sentence of Section 8.10(a) (including any of the defined terms set forth in such provisions to the extent affecting the calculation of the ratios set forth in such provisions) (such provisions other than the first sentence of Section 8.10(a), the “Revolving Financial Covenant Provisions”), or (y) the exercise of any remedy under the last two paragraphs of Section 9.01 arising from an Event of Default under the Revolving Financial Covenant Provisions, shall, automatically and without further action on the part of such Lender, the Borrower or the Administrative Agent, be deemed to have voted the Tranche G Term Loans,Tranche H Term Loans, Tranche I Term Loans and Tranche J Term Loans held by such Lenders, and each such Lender irrevocably instructs the Borrowers and the Administrative Agent to treat as voted, in the same proportion as the allocation of voting with respect to such matter by other Lenders entitled to vote on such matter (other than in their capacity as Tranche G Term Loan Lenders, Tranche H Term Loan Lenders, Tranche I Term Loan Lenders and/or Tranche J Term Loan Lenders) so long as such Lender is treated in connection with the exercise of such right or taking of such action on the same basis as, and in a manner no less favorable to such Lender, than the other Lenders.

1.07 Certain References. Unless otherwise specified, all references to Sections, Schedules and Exhibits are references to Sections of, and Schedules and Exhibits to, this Agreement.

Section 2. Commitments, Loans and Prepayments.

2.01 Commitments and Loans.

(a) Revolving Credit Commitments.

(i) Subject to the terms and conditions set forth herein, the “Revolving Credit Commitments,” “Revolving Credit Loans” and “Revolving Credit Letters of Credit” (with each such term having the meaning given such term in the Second Restated Credit Agreement) outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall continue to be outstanding under this Agreement as Revolving Credit Commitments, Revolving Credit Loans and Revolving Credit Letters of Credit, respectively. Revolving Credit Loans that were Eurodollar Loans with a particular Interest Period under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Eurodollar Loans under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Loans under the Second Restated Credit Agreement (and with the same Eurodollar Rate). Revolving Credit Loans that were Base Rate Loans under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Base Rate Loans under this Agreement.

(ii) Each Revolving Credit Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers in Dollars during the period from and including the Third Restatement Effective Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Revolving Credit Commitment of such Lender as in effect from time to time, provided that in no event shall the aggregate principal amount of all Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit, exceed the aggregate amount of the Revolving Credit Commitments as in effect from time to time that are available at such time under Section 2.01(a)(iii). Subject to the terms and conditions set forth herein, during such period the Borrowers may borrow, repay and reborrow the amount of the Revolving Credit Commitments by means of Base Rate Loans and Eurodollar Loans and may Convert Revolving Credit Loans of one Type into Revolving Credit Loans of another Type (as provided in Section 2.09) or Continue Revolving Credit Loans of one Type as Revolving Credit Loans of the same Type (as provided in Section 2.09).

(iii) Proceeds of Revolving Credit Loans shall be available for any use permitted under Section 8.15(a).

(iv) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Tranche G Term Loans. Subject to the terms and conditions set forth herein, each Tranche G Term Loan outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall remain outstanding under this Agreement as a Tranche G Term Loan. Tranche G Term Loans that were Eurodollar Loans with a particular Interest Period under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Eurodollar Loans under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Loans under the Second Restated Credit Agreement (and with the same Eurodollar Rate). Tranche G Term Loans that were Base Rate Loans under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Base Rate Loans under this Agreement. Tranche G Term Loans may from time to time be Eurodollar Loans or Base Rate Loans as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.09 and 4.05.

(c) Tranche H Term Loans. Subject to the terms and conditions set forth herein, each Tranche H Term Loan outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall remain outstanding under this Agreement as a Tranche H Term Loan. Tranche H Term Loans that were Eurodollar Loans with a particular Interest Period under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Eurodollar Loans under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Loans under the Second Restated Credit Agreement (and with the same Eurodollar Rate). Tranche H Term Loans that were Base Rate Loans under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall initially be Base Rate Loans under this Agreement. Tranche H Term Loans may from time to time be Eurodollar Loans or Base Rate Loans as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.09 and 4.05.

(d) Tranche I Term Loans. Subject to the terms and conditions set forth herein (i) each Tranche I Converted Term D Loan of any Lender outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall be converted into a like principal amount of Tranche I Term Loan of such Lender to the Borrowers on the Third Restatement Effective Date and (ii) the Additional Third Restatement Lender shall make a loan to the Borrowers in Dollars on the Third Restatement Effective Date in an amount equal to the Additial Tranche I Term Loan Commitment. Tranche I Term Loans may from time to time be Eurodollar Loans or Base Rate Loans as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.09 and 4.05.

(e) Tranche J Term Loans. Subject to the terms and conditions set forth herein (i) each Tranche J Converted Term D Loan of any Lender outstanding under the Second Restated Credit Agreement immediately prior to the Third Restatement Effective Date shall be converted into a like principal amount of Tranche J Term Loan of such Lender to the Borrowers on the Third Restatement Effective Date and (ii) the Additional Third Restatement Lender shall make a loan to the Borrowers in Dollars on the Third Restatement Effective Date in an amount equal to the Additial Tranche J Term Loan Commitment. Tranche J Term Loans may from time to time be Eurodollar Loans or Base Rate Loans as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.09 and 4.05.

(f) Incremental Facility Loans. In addition to borrowings of Term Loans and Revolving Credit Loans provided above, the Borrowers may at any time and from time to time request that the Lenders (or additional financial institutions that will become Lenders hereunder) enter into commitments to make Incremental Facility Revolving Credit Loans (and participate in Incremental Facility Letters of Credit, under Incremental Facility Revolving Credit Commitments) or Incremental Facility Term Loans of one or more Series hereunder or, subject to the limitations set forth below, constituting an increase in the amount of any previously established Class of Commitments or Term Loans. In the event that one or more Lenders (which term, as used in this paragraph (e) shall include such additional financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders, the Borrowers and the Administrative Agent (and, if applicable, the Issuing Lenders) agree pursuant to an instrument in writing (the form and substance of which shall be satisfactory, and a copy of which shall be delivered, to the Administrative Agent and the Lenders making such Loans and, if applicable, the Issuing Lenders; any such instrument for any Series of Incremental Loans being herein called an “Incremental Facility Agreement” for such Series) as to the amount of such commitments that shall be allocated to the respective Lenders making such offers, the fees (if any) to be payable by the Borrowers in connection therewith and the amortization and interest rate to be applicable thereto, such Lenders shall become obligated to make Incremental Facility Loans, and (if applicable) to participate in Incremental Facility Letters of Credit, under this Agreement in an amount equal to the amount of their respective Incremental Facility Commitments. Unless specified to be an increase in any existing Class of Commitments or Term Loans, the Incremental Facility Loans to be made, and (if applicable) Incremental Facility Letters of Credit to be issued, pursuant to any Incremental Facility Agreement in response to any such request by the Borrowers shall be deemed to be a separate “Series” of Incremental Facility Loans, or (if applicable) Incremental Facility Letters of Credit, for all purposes of this Agreement.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Facility Commitments and Incremental Facility Loans:

(i) the minimum aggregate principal amount of Incremental Facility Commitments entered into pursuant to any such request shall be $10,000,000,

(ii) any additional financial institution that is not already a Lender hereunder that will provide all or any portion of the Incremental Facility Commitment shall be approved by the Borrowers and the Administrative Agent (which approval shall not be unreasonably withheld) and, in the case of any Incremental Facility Revolving Credit Commitments that provide for Letters of Credit, by each applicable Issuing Lender,

(iii) after giving effect to the establishment of any Incremental Facility Commitments (and any incurrence of Incremental Facility Term Loans and repayment of Term Loans or termination of Commitments to occur in connection therewith on the date such Incremental Facility Commitments become effective), in no event shall the aggregate amount of all undrawn Incremental Facility Commitments and Incremental Facility Term Loans (excluding Refinancing Term Loans and Replacement Revolving Credit Commitments) exceed the greater of (x) $350,000,000 and (y) any larger amount so long as, in the case of this subclause (y), on a pro forma basis after giving effect to the incurrence of such Incremental Facility Commitments and Incremental Facility Loans (and assuming that all Incremental Facility Commitments that are not Replacement Revolving Credit Commitments were fully drawn), the Total Leverage Ratio shall not exceed 4.0 to 1.0,

(iv) the Incremental Facility Term Loans and Incremental Facility Revolving Credit Commitments, respectively, shall have a Weighted Average Life to Maturity at least as long as the longest Weighted Average Life to Maturity of all then-outstanding Classes of Term Loans or Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments, as applicable (or, in the case of Re-financing Term Loans, shall have a Weighted Average Life to Maturity at least as long as the Class of Term Loans repaid from the proceeds thereof), and

(v) except for the amortization and interest rate, any fees to be paid in connection therewith and, if applicable, the terms upon which Incremental Facility Letters of Credit are to be issued, the Incremental Facility Revolving Credit Commitments, Incremental Facility Loans and Incremental Facility Letters of Credit of any Series shall have the same or less favorable terms as are applicable to the Revolving Credit Commitments, Incremental Facility Revolving Credit Commitments, Incremental Facility Revolving Credit Loans, Term Loans and Letters of Credit, as applicable, then outstanding hereunder, provided that any Incremental Facility Commitments or Incremental Facility Loans may provide for any terms, whether or not the same as those applicable to such Revolving Credit Commitments, Incremental Facility Revolving Credit Commitments, Term Loans and Letters of Credit hereunder, if such terms become effective upon the payment in full and termination of such Revolving Credit Commitments, Incremental Facility Revolving Credit Commitments, Term Loans and Letters of Credit hereunder.

Following execution and delivery by the Borrowers, one or more Incremental Facility Lenders and the Administrative Agent as provided above of an Incremental Facility Agreement with respect to any Series then, subject to the terms and conditions set forth herein:

(x) if such Incremental Facility Loans are to be Incremental Facility Revolving Credit Loans, each Incremental Facility Lender of such Series agrees to make Incremental Facility Revolving Credit Loans of such Series to the Borrowers, and (if applicable) issue Incremental Facility Letters of Credit of such Series for the account of the Borrowers, from time to time during the availability period for such Loans as set forth in such Incremental Facility Agreement, in each case in an aggregate amount that will not result in such Lender’s Incremental Facility Revolving Credit Loans and Incremental Facility Letters of Credit of such Series exceeding such Lender’s Incremental Facility Revolving Credit Commitment of such Series; within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Incremental Facility Revolving Credit Loans of such Series; and

(y) if such Incremental Facility Loans are to be Incremental Facility Term Loans, each Incremental Facility Term Loan Lender of such Series agrees to make Incremental Facility Term Loans of such Series to the Borrowers from time to time during the availability period for such Loans set forth in such Incremental Facility Agreement, in a principal amount up to but not exceeding such Lender’s Incremental Facility Term Loan Commitment of such Series. In connection with the incurrence of any Refinancing Term Loans that will repay in full any then outstanding Class of Term Loans, if agreed to by the Borrowers, the Administrative Agent and any Lender holding Term Loans of the applicable Class to be repaid, all or a portion of such Lender’s Term Loans of such Class may be converted to such Refinancing Term Loans on a “cashless roll” basis in lieu of being repaid.

Proceeds of Incremental Facility Loans and Incremental Facility Letters of Credit hereunder shall be available for any use permitted under Section 8.15(c) and Section 8.15(d).

(g) Certain Limitations on Eurodollar Loans. No more than eight separate Interest Periods in respect of Eurodollar Loans of a Class from each Lender may be outstanding at any one time.

2.02 Borrowings. The Borrowers shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05. Not later than (a) with respect to same-day borrowings of Base Rate Loans, 11:00 a.m. New York time on the date specified for each borrowing hereunder in the relevant borrowing notice delivered pursuant to Section 4.05 and (b) with respect to borrowings other than same-day Base Rate Loans, 1:00 p.m. New York time on the date for each borrowing hereunder specified in the relevant borrowing notice delivered pursuant to Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at an account designated by the Administrative Agent to the Lenders, in immediately available funds, for the account of the Borrowers. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrowers by depositing the same, in immediately available funds, in an account of the Borrowers designated by the Borrowers and maintained with JPMCB at its funding office.

2.03 Letters of Credit. Subject to the terms and conditions of this Agreement, the Revolving Credit Commitments (and, if specified at the time they shall be established, the Incremental Facility Revolving Credit Commitments of any Series) may be utilized, upon the request of the Borrowers, in addition to the Revolving Credit Loans provided for by Section 2.01(a) (and, if applicable, in addition to the Incremental Facility Revolving Credit Loans provided for by Section 2.01(f)), by the issuance by any Issuing Lender of Letters of Credit of the applicable Class for the account of the Borrowers or any of their Subsidiaries (as specified by the relevant Borrower), provided that in no event shall

(i) the aggregate amount of all Letter of Credit Liabilities of any Class, together with the aggregate principal amount of the Loans of such Class, exceed (x) in the case of Letters of Credit issued under the Revolving Credit Commitments, the aggregate amount of the Revolving Credit Commitments as in effect from time to time that are available at such time under the third paragraph of Section 2.01(a) or (y) in the case of Letters of Credit issued under the Incremental Facility Revolving Credit Commitments of any Series, the aggregate amount of the Incremental Facility Revolving Credit Commitments of such Series,

(ii) the outstanding aggregate amount of all Letter of Credit Liabilities under the Revolving Credit Commitments exceed $200,000,000, or the outstanding aggregate amount of all Letters of Credit under the Incremental Facility Revolving Credit Commitments of any Series exceed the respective limits therefor specified at the time such Incremental Facility Revolving Credit Commitments are established,

(iii) the expiration date of any Letter of Credit of any Class extend beyond the earlier of the date five Business Days prior to the Revolving Credit Commitment Termination Date (or, in the case of an Incremental Facility Letter of Credit, the commitment termination date of the applicable Series of Incremental Facility Revolving Credit Commitments) and the date twelve months following the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date).

The Borrowers may request any Issuing Lender to issue Letters of Credit for the account of the Borrowers to support an obligation of an Affiliate of the Borrowers so long as the face amount of such Letter of Credit does not exceed the amount of Restricted Payments the Borrowers may then make pursuant to Section 8.09(d). The following additional provisions shall apply to Letters of Credit:

(a) Notice of Issuance. The Borrowers shall give the Administrative Agent at least three Business Days’ irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Revolving Credit Commitment Termination Date or, if applicable, the commitment termination date for the respective Series of Incremental Facility Revolving Credit Commitments) each Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). Upon receipt of any such notice, the Administrative Agent shall advise the relevant Issuing Lender of the contents thereof.

(b) Participations in Letters of Credit. On each day during the period commencing with the issuance by any Issuing Lender of any Letter of Credit of any Class and until such Letter of Credit shall have expired or been terminated, the Revolving Credit Commitment of each Revolving Credit Lender (or, as applicable, the Incremental Facility Revolving Credit Commitment of each Incremental Facility Revolving Credit Lender) shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s Letter of Credit Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Revolving Credit Lender and each Incremental Facility Revolving Credit Lender (other than the relevant Issuing Lender) agrees that, upon the issuance of any Revolving Credit Letter of Credit or Incremental Facility Letter of Credit hereunder, as applicable, it shall automatically acquire a participation in such Issuing Lender’s liability under such Letter of Credit in an amount equal to such Lender’s Letter of Credit Commitment Percentage of such liability, and each such Lender (other than the relevant Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Lender to pay and discharge when due, its Letter of Credit Commitment Percentage of such Issuing Lender’s liability under such Letter of Credit.

(c) Notice by Issuing Lender of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrowers (through the Administrative Agent) of the amount to be paid by such Issuing Lender as a result of such demand and the date on which payment is to be made by such Issuing Lender to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Borrowers hereby jointly and severally unconditionally agree to pay and reimburse the Administrative Agent for the account of the relevant Issuing Lender for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

(d) Notice by the Borrowers of Borrowing for Reimbursement. Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section 2.03, the Borrowers shall advise the Administrative Agent whether or not the Borrowers intend to borrow hereunder to finance their obligation to reimburse such Issuing Lender for the amount of the related demand for payment and, if they do, submit a notice of such borrowing as provided in Section 4.05.

(e) Payments by Lenders to Issuing Lender. Each Revolving Credit Lender and each Incremental Facility Revolving Credit Lender (other than the relevant Issuing Lender), as applicable, shall pay to the Administrative Agent for the account of such Issuing Lender at its principal office in Dollars and in immediately available funds, the amount of such Lender’s Letter of Credit Commitment Percentage of any payment under a Revolving Credit Letter of Credit or Incremental Facility Letter of Credit, as applicable, upon notice by such Issuing Lender (through the Administrative Agent) to such Lender requesting such payment and specifying such amount. Each such Lender’s obligation to make such payment to the Administrative Agent for the account of such Issuing Lender under this paragraph (e), and such Issuing Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (e), the financial condition of the Borrowers (or any other account party), the existence of any Default or the termination of the Commitments. Each such payment to any Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever. If any Revolving Credit Lender or Incremental Facility Revolving Credit Lender shall default in its obligation to make any such payment to the Administrative Agent for the account of an Issuing Lender, for so long as such default shall continue the Administrative Agent may at the request of such Issuing Lender withhold from any payments received by the Administrative Agent under this Agreement for the account of such Lender the amount so in default and, to the extent so withheld, pay the same to such Issuing Lender in satisfaction of such defaulted obligation.

(f) Participations in Reimbursement Obligations. Upon the making of each payment by a Lender to an Issuing Lender pursuant to paragraph (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, such Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Lender by the Borrowers hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Letter of Credit Commitment Percentage in any interest or other amounts payable by the Borrowers hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to such Issuing Lender pursuant to paragraph (g) of this Section 2.03). Upon receipt by an Issuing Lender from or for the account of the Borrowers of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) such Issuing Lender shall promptly pay to the Administrative Agent for the account of each Lender entitled thereto, such Lender’s Letter of Credit Commitment Percentage of such payment, each such payment by such Issuing Lender to be made in the same money and funds in which received by such Issuing Lender. In the event any payment received by an Issuing Lender and so paid to a Lender hereunder is rescinded or must otherwise be returned by such Issuing Lender, such Lender shall, upon the request of such Issuing Lender (through the Administrative Agent), repay to such Issuing Lender (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in paragraph (j) of this Section 2.03.

(g) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender or Incremental Facility Revolving Credit Lender (ratably in accordance with their respective Letter of Credit Commitment Percentages) a letter of credit fee in respect of each Revolving Credit Letter of Credit or Incremental Facility Letter of Credit, as applicable, in an amount equal to the Applicable Margin, in effect from time to time, for Revolving Credit Loans or Incremental Facility Revolving Credit Loans of the respective Series, as applicable, that are Eurodollar Loans on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Revolving Credit Commitment Termination Date (or, as applicable, the commitment termination date for the Incremental Facility Revolving Credit Commitments of the relevant Series) and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day).

In addition, the Borrowers shall pay to the Administrative Agent for the account of the relevant Issuing Lender a fronting fee in respect of each Letter of Credit issued by such Issuing Lender in an amount equal to 1/4 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Revolving Credit Commitment Termination Date or, as applicable, the commitment termination date for the Incremental Facility Revolving

Credit Commitments of the relevant Series, and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) plus all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

(h) Information Provided by Issuing Lender. Promptly following the end of each calendar month, the Issuing Lenders shall deliver (through the Administrative Agent) to each Revolving Credit Lender or Incremental Facility Revolving Credit Lender, as applicable, and the Borrowers a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Issuing Lenders shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding in which such Lender holds a Letter of Credit Interest.

(i) Conditions Precedent to Issuance. The issuance by any Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 6, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to such Issuing Lender consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrowers shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as such Issuing Lender shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

(j) Interest Payable to Issuing Lender by Lenders. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) or (f) of this Section 2.03 on the due date therefor, such Lender shall pay interest to the relevant Issuing Lender (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate, provided that if such Lender shall fail to make such payment to such Issuing Lender within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Post-Default Rate.

(k) Modifications and Supplements. The issuance by an Issuing Lender of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) the Majority Lenders of the applicable Class shall have consented thereto.

The Borrowers hereby indemnify and hold harmless each Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender or the Administrative Agent may incur (or that may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by any Issuing Lender under any Letter of Credit; provided that the Borrowers shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) in the case of any Issuing Lender, such Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.03 is intended to limit the other obligations of the Borrowers, any Lender or the Administrative Agent under this Agreement.

2.04 Changes of Commitments.

(a) Optional Reductions of Commitments. The Borrowers shall have the right at any time or from time to time (i) so long as no Revolving Credit Loans or Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit are outstanding, to terminate the Revolving Credit Commitments, (ii) so long as no Incremental

Facility Revolving Credit Loans or Incremental Facility Letters of Credit of a Series are outstanding, to terminate the Incremental Facility Commitments of such Series and (iii) to reduce the aggregate unused amount of the Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments of any Series (for which purpose use of such Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities in respect of Letters of Credit issued under such Commitments); provided that (x) the Borrowers shall give notice of each such termination or reduction as provided in Section 4.05, (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 (or a larger multiple of $500,000) and (z) each such reduction of Commitments shall be applied ratably to the Commitments of each Class; provided that in connection with the establishment of Replacement Revolving Credit Commitments, the Commitments of any existing Class of the Lenders providing Replacement Revolving Credit Commitments may be reduced on a non-pro rata basis with the Commitments of such Class of other Lenders as directed by the Borrowers.

(b) Mandatory Reductions or Terminations of Commitments. The aggregate amount of the Incremental Facility Commitments of any Series shall be automatically reduced to zero as provided in the applicable Incremental Facility Agreement.

(c) No Reinstatement. Without prejudice to the ability of the Borrowers to obtain additional Incremental Facility Commitments in accordance with Section 2.01(f), the Commitments once terminated or reduced may not be reinstated.

2.05 Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee on the daily average unused amount of such Lender’s Revolving Credit Commitment (for which purpose the aggregate amount of any Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit shall be deemed to be a pro rata (based on the Revolving Credit Commitments) use of each Lender’s Revolving Credit Commitment), for the period from and including the most recent date of payment under the Second Restated Credit Agreement prior to the Third Restatement Effective Date to but not including the earlier of the date such Revolving Credit Commitment is terminated and the Revolving Credit Commitment Termination Date, at a rate per annum equal to (x) 5/8 of 1% at any time the then-current Rate Ratio (determined pursuant to Section 3.03 of this Agreement) is greater than or equal to 3.00 to 1.00 and (y) 1/2 of 1% at any time the then-current Rate Ratio (so determined) is less than 3.00 to 1.00. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments are terminated and the Revolving Credit Commitment Termination Date.

The Borrowers shall pay to the Administrative Agent for the account of each Incremental Facility Lender of any Series a commitment fee in such amounts, and on such dates, as shall have been agreed to by the Borrowers and such Incremental Facility Lender upon the establishment of the Incremental Facility Commitment of such Series to such Lender pursuant to Section 2.01(f). Accrued commitment fee shall be payable on each Quarterly Date and on the earlier of the date the relevant Commitments are terminated and the date on which the Incremental Facility Commitments of such Series terminate, as the case may be.

2.06 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

2.07 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and (except as otherwise provided in Section 4.06) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement (including, without limitation, exercising any rights of off-set) without first obtaining the prior written consent of the Administrative Agent or the Majority Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Majority Lenders and not individually by a single Lender.

2.08 Loan Accounts; Promissory Notes.

(a) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender to the Borrowers, including the amounts of principal and interest payable and paid to such Lender by the Borrowers from time to time hereunder.

(b) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the Borrowers, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers for the account of the Lenders and each Lender’s share thereof.

(c) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Promissory Notes. Any Lender may request that Loans of any Class made by it to the Borrowers be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans of the Borrowers evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.09 Optional Prepayments and Conversions or Continuations of Loans. Subject to Section 4.04, the Borrowers shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time, provided that:

(i) the Borrowers shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder);

(ii) Eurodollar Loans may be prepaid or Converted at any time from time to time, provided that the Borrowers shall pay any amounts owing under Section 5.05 in the event of any such prepayment or Conversion on any date other than the last day of an Interest Period for such Loans;

(iii) prepayments of any Class of Term Loans shall be applied to the remaining installments of such Loans ratably in accordance with the respective principal amounts thereof;

(iv) any Conversion or Continuation of Eurodollar Loans shall be subject to the provisions of Section 2.01(f); and

(v) solely with respect to the Tranche I Term Loans, if on or prior to the date that is six calendar months after the Third Restatement Effective Date (A) any optional or mandatory prepayment of the Tranche I Term Loans from the proceeds of a substantially concurrent borrowing of term loans is effected and the interest rate in respect of such term loans is less than the interest rate in respect of the Tranche I Term Loans; provided that, in determining such applicable interest rates, original issue discount (“OID”) or upfront fees (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such term loans) (which shall be deemed to constitute a like amount of OID) paid by the Borrowers to the lenders under the term loan in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year average life), or (B) any Non-Consenting Lender is required to transfer its Loans in connection with the Borrowers’ exercise of their rights pursuant to Section 5.08 in connection with an amendment to this Agreement that has the effect of lowering the interest rate (as determined in accordance with the preceding subclause (A)) on the Tranche I Term Loans, then, in each such case, the prepayment or assignment shall be accompanied by a fee equal to 1.00% of the aggregate principal amount of the Tranche I Term Loans, subject to such prepayment or assignment, as applicable.

(vi) solely with respect to the Tranche J Term Loans, if on or prior to the one year anniversary of the Third Restatement Effective Date (A) any optional or mandatory prepayment of the Tranche J Term Loans from the proceeds of a substantially concurrent borrowing of term loans is effected and the interest rate in respect of such term loans is less than the interest rate in respect of the Tranche J Term Loans; provided that, in determining such applicable interest rates, OID or upfront fees (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such term loans) (which shall be deemed to constitute a like amount of OID) paid by the Borrowers to the lenders under the term loan in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year average life), or (B) any Non-Consenting Lender is required to transfer its Loans in connection with the Borrowers’ exercise of their rights pursuant to Section 5.08 in connection with an amendment to this Agreement that has the effect of lowering the interest rate (as determined in accordance with the preceding subclause (A)) on the Tranche J Term Loans, then, in each such case, the prepayment or assignment shall be accompanied by a fee equal to 1.00% of the aggregate principal amount of the Tranche J Term Loans, subject to such prepayment or assignment, as applicable.

It shall not be necessary in connection with the prepayment of any Class of Term Loans that concurrent prepayments be made of any other Class of Loans. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 9, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of the Borrowers to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.

2.10 Mandatory Prepayments and Reductions of Commitments.

(a) Casualty Events. Upon the date one year following the receipt by any Borrower or any of its Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of any of the Borrowers or any of their Subsidiaries (or upon such earlier date as the Borrowers or any such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Borrowers shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (f) below) in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied (or committed to be applied pursuant to executed construction contracts or equipment orders) to the repair or replacement of such Property, such prepayment to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.10. Notwithstanding the foregoing, the Borrowers shall not be required to make any prepayment (and/or provide cover for Letter of Credit Liabilities) under this paragraph (a) until the aggregate amount of the Net Available Proceeds that must be prepaid under this paragraph (a) exceeds $20,000,000.

(b) Excess Cash Flow. Not later than the date 150 days after the end of each fiscal year of the Borrowers (or, if earlier, 30 days after the delivery of the audited financial statements for such fiscal year pursuant to Section 8.01(b)), commencing with the fiscal year ending on December 31, 2014, the Borrowers shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (f) below) in an aggregate amount equal to the excess of (A) 50% of Excess Cash Flow for such fiscal year over (B) the aggregate amount of voluntary prepayments of Term Loans made during such fiscal year pursuant to Section 2.09 (other than that portion, if any, of such prepayments applied to installments of the Term Loans falling due in such fiscal year), such prepayment to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.10, provided that the provisions of this paragraph (b) shall not be applicable if as at the last day of such fiscal year the Total Leverage Ratio shall be less than or equal to 4.50 to 1.

(c) Debt Issuances. Subject to Section 2.09(e), upon any Debt Issuance, the Borrowers shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (f) below) in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.10.

(d) Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Majority Lenders pursuant to Section 8.05 to any Disposition not otherwise permitted hereunder, in the event that the aggregate Net Available Proceeds of (x) any Disposition (herein, the “Current Disposition”) plus (y) all prior Dispositions after the First Restatement Effective Date (including amounts which were set aside for reinvestment pursuant to the second paragraph of this Section 2.10(d) but were not in fact so reinvested within one year) as to which a prepayment has not yet been made under this Section 2.10(d), the proceeds of which have not previously been reinvested or committed to be reinvested in accordance with the next paragraph or applied to a mandatory prepayment (collectively, “Prior Dispositions”) shall exceed $50,000,000, then, no later than five Business Days after the occurrence of the Current Disposition, the Borrowers will deliver to the Administrative Agent (which shall promptly provide a copy thereof to the Lenders) a statement, certified by a Senior Officer, in form and detail satisfactory to the Administrative Agent, of the aggregate amount of the Net Available Proceeds of the Current Disposition and any such Prior Dispositions and will prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (f) below) in an aggregate amount equal to 100% of such aggregate Net Available Proceeds of the Current Disposition and such Prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.10. The amount of Net Available Proceeds from Prior Dispositions as of the First Restatement Effective Date was $6,000,000.

Notwithstanding the foregoing, the Borrowers shall not be required to make a prepayment pursuant to this paragraph (d) with respect to Net Available Proceeds from any Disposition in the event that the Borrowers advise the Administrative Agent at the time the Net Available Proceeds from such Disposition are received that they intend to reinvest such Net Available Proceeds in replacement assets pursuant to an Acquisition permitted under Section 8.05(d)(vi) or in Capital Expenditures, so long as the Net Available Proceeds are applied, to the extent the Borrowers so elect or are required, to prepay Term Loans within 12 months following the receipt of such Net Available Proceeds from a Disposition or, to the extent such Borrower elects, to make or commit to make pursuant to a written agreement to acquire replacement assets pursuant to Section 8.05(d)(iv) or pursuant to an Acquisition pursuant to Section 8.05(d)(vi), provided that such investment occurs and such Net Available Proceeds are so applied within 12 months following the receipt of such Net Available Proceeds or, in the case of funds committed to be invested in such assets pursuant to a written agreement dated within 12 months following the receipt of such Net Available Proceeds, such investment occurs within 18 months following the receipt of such Net Available Proceeds.

(e) Application. Prepayments and reductions of Commitments described above in this Section 2.10 shall be applied, first, to the Term Loans of each Class then outstanding ratably in accordance with the respective principal amounts of such Loans outstanding at the time (except to the extent any Incremental Facility Agreement or Extension Amendment provides that the Term Loans established thereunder shall participate on a less than pro rata basis with any other Class), second, following the prepayment in full of such Loans, to the Revolving Credit Loans and the Incremental Facility Revolving Credit Loans, without reduction of the Revolving Credit Commitments or the Incremental Facility Revolving Credit Commitments and, third, to cover for outstanding Letter of Credit Liabilities as provided in paragraph (f) below, ratably to Letter of Credit Liabilities under the Revolving Credit Commitments and Incremental Facility Revolving Credit Commitments of each Series. Prepayments pursuant to clause (c) of this Section 2.10 shall be applied to the Class or Classes of Term Loans selected by the Borrowers so long as no later maturing Class of Term Loans receives a greater pro rata portion of the Net Available Proceeds described therein than any earlier maturing Class of Term Loans.

(f) Cover for Letter of Credit Liabilities. In the event that the Borrowers shall be required pursuant to this Section 2.10, to provide cover for Letter of Credit Liabilities, the Borrowers shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in the Collateral Account (as collateral security in the first instance for the Letter of Credit Liabilities) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

(g) Change in Commitments. If at any time either (i) the aggregate outstanding amount of Revolving Credit Loans and Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit exceeds the aggregate amount of the Revolving Credit Commitments then in effect, or (ii) the aggregate outstanding amount of Incremental Facility Revolving Credit Loans of any Series and the Letter of Credit Liabilities in respect of Incremental Facility Letters of Credit of such Series exceeds the aggregate amount of the Incremental Facility Revolving Credit Commitments of such Series, then and in either such event the Borrowers shall prepay such Loans (and/or provide cover for such Letter of Credit Liabilities as specified in paragraph (f) above) in such amounts as shall be necessary so that after giving effect to such prepayment (and cover), the aggregate outstanding amount of such Loans and such Letter of Credit Liabilities does not exceed the aggregate amount of such Commitments, provided that any such prepayment shall be accompanied by any amounts payable under Section 5.05.

2.11 Defaulting Lenders. Notwithstanding any provision hereto to the contrary, if any Revolving Credit Lender or Incremental Facility Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any Letters of Credit or Letter of Credit Liabilities of the applicable Class are outstanding, then all or any part of the participation of such Defaulting Lender in such Letters of Credit and Letter of Credit Liabilities shall be reallocated among the non-Defaulting Lenders with Commitments of the applicable Class, in accordance with their respective Commitments of such Class, but only to the extent (x) the sum of all non-Defaulting Lenders’ Loans of the applicable Class, and participations in Letter of Credit Liabilities of the applicable Class plus such Defaulting Lender’s Letter of Credit Commitment Percentage of the Letter of Credit Liabilities of such Class does not exceed the total of all non-Defaulting Lenders’ Commitments, and (y) the conditions set forth in Section 6.02 would be satisfied at such time (determined as if such reallocation constituted the issuance of a new Letter of Credit at such time).

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent provide cash cover for such Defaulting Lender’s Letter of Credit Commitment Percentage of the Letters of Credit and Letter of Credit Liabilities of the applicable Class (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.10(f) of this Agreement for so long as such Letters of Credit or Letter of Credit Liabilities are outstanding.

2.12 Extended Term Loans. The Borrowers may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) with respect to such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.12. In order to establish Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical in all material respects to the Term Loans under the Existing Class from which such Extended Term Loans are to be converted except that (i) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Term Loans of such Existing Class to the extent provided in the applicable Extension Request, (ii) the interest rate and fee provisions with respect to the Extended Term Loans may be different from those applicable to the Term Loans of such Existing Class, in each case, to the extent provided in the applicable Extension Request, and (iii) the Extension Request may provide for other covenants and terms (x) that apply solely to any period after the Latest Maturity Date at the time such Indebtedness is incurred or after approval thereof by the Majority Lenders or (y) that are less favorable to the holders of the Extended Term Loans than the covenants and terms applicable to the Existing Class. The Borrowers shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Term Loans of the applicable Existing Class subject to such Extension Request converted into Extended

Term Loans shall notify the Administrative Agent in writing (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the applicable Existing Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans of the applicable Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the applicable Existing Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans of the applicable Existing Class included in each such Extension Election. If Extended Term Loans are established, remaining amortization payments on the Existing Class of Term Loans shall be correspondingly reduced. The final terms of the Extended Term Loans (which shall be consistent with the Extension Request) and the allocations of the Extended Term Loans among the Extending Term Lenders shall be as set forth in the applicable Extension Amendment entered into by the Borrowers, the Administrative Agent and the Extending Term Lenders. The Extended Term Loans established pursuant to a single Extension Amendment shall, unless specified to be an increase in a previously established Class of Term Loans constitute a separate Class (an “Extension Series”) of Term Loans for all purposes of this Agreement.

2.13 Loan Buy-backs. Notwithstanding anything to the contrary in Section 2.09, the Borrowers shall have the right at any time and from time to time to offer to prepay Term Loans of any Class to the Lenders at a prepayment price which is less than the principal amount of such Term Loans and on a non pro rata basis (each, an “Offered Voluntary Prepayment”) pursuant to procedures satisfactory to the Administrative Agent so long as (A) no Default or Event of Default has occurred and is continuing or would result from such Offered Voluntary Prepayment, (B) after giving effect to such Offered Voluntary Prepayment, the sum of the unrestricted cash and cash equivalents of the Borrowers on a consolidated basis and the unfunded Revolving Credit Commitments and Incremental Facility Revolving Credit Commitments would not be less than $100,000,000 and (C) after giving effect to such Offered Voluntary Prepayment, the Borrowers would be in pro forma compliance with Section 8.10 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered. Any Offered Voluntary Prepayment shall be offered to all Lenders with Term Loans of the Class selected by the Borrower on a pro rata basis and the Borrowers shall deliver to the Administrative Agent an officer’s certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from such Offered Voluntary Prepayment, (2) each of the conditions to such Offered Voluntary Prepayment contained in this Section 2.13 has been satisfied, (3) any Term Loans acquired by the Borrowers will be cancelled immediately and automatically, (4) the Borrowers have no Material Information with respect to the Borrowers, their Affiliates or the Loans that has not been provided to the Administrative Agent for disclosure to the Lenders (other than Public Lenders) and (5) the Borrowers were not directed to make the prepayment offer by any Affiliate which, to the knowledge of the Borrowers following due inquiry, had any such undisclosed Material Information. Any Term Loans that Lenders elect to have prepaid pursuant to an Offered Voluntary Prepayment shall no longer be outstanding following payment by the Borrowers of the agreed upon consideration.

Section 3. Payments of Principal and Interest.

3.01 Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers hereby jointly and severally promise to pay to the Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender’s Revolving Credit Loans, and each Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(b) Tranche G Term Loans. The Borrowers jointly and severally unconditionally promise to pay to the Administrative Agent, for the account of the Tranche G Term Loan Lenders the principal of the Tranche G Term Loans held by the Tranche G Term Loan Lenders on each Principal Payment Date set forth in column (A) below in the principal amount set forth opposite such date in column (B) below:

(A) Principal Payment Date	(B) Principal Reduction

June 30, 2014	$500,000
September 30, 2014	$500,000
December 31, 2014	$500,000

March 31, 2015	$500,000
June 30, 2015	$500,000
September 30, 2015	$500,000
December 31, 2015	$500,000

March 31, 2016	$500,000
June 30, 2016	$500,000
September 30, 2016	$500,000
December 31, 2016	$500,000

March 31, 2017	$500,000
June 30, 2017	$500,000
September 30, 2017	$500,000
December 31, 2017	$500,000

March 31, 2018	$500,000
June 30, 2018	$500,000
September 30, 2018	$500,000
December 31, 2018	$500,000

March 31, 2019	$500,000
June 30, 2019	$500,000
September 30, 2019	$500,000
December 31, 2019	$500,000

January 20, 2020	$185,500,000

To the extent not previously paid, all Tranche G Term Loans shall be due and payable on the Tranche G Term Loan Maturity Date.

(c) Tranche H Term Loans. The Borrowers jointly and severally unconditionally promise to pay to the Administrative Agent for the account of the Tranche H Term Loan Lenders the principal of the Tranche H Term Loans held by the Tranche H Term Loan Lender on each Principal Payment Date set forth in column (A) below in the principal amount set forth opposite such date in column (B) below:

(A) Principal Payment Date	(B) Principal Reduction

June 30, 2014	$1,500,000
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000

March 31, 2015	$1,500,000
June 30, 2015	$1,500,000
September 30, 2015	$1,500,000
December 31, 2015	$1,500,000

March 31, 2016	$1,500,000
June 30, 2016	$1,500,000

(A) Principal Payment Date	(B) Principal Reduction

September 30, 2016	$1,500,000
December 31, 2016	$1,500,000

March 31, 2017	$1,500,000
June 30, 2017	$1,500,000
September 30, 2017	$1,500,000
December 31, 2017	$1,500,000

March 31, 2018	$1,500,000
June 30, 2018	$1,500,000
September 30, 2018	$1,500,000
December 31, 2018	$1,500,000

March 31, 2019	$1,500,000
June 30, 2019	$1,500,000
September 30, 2019	$1,500,000
December 31, 2019	$1,500,000

March 31, 2020	$1,500,000
June 30, 2020	$1,500,000
September 30, 2020	$1,500,000
December 31, 2020	$1,500,000

January 29, 2021	$555,000,000

To the extent not previously paid, all Tranche H Term Loans shall be due and payable on the Tranche H Term Loan Maturity Date.

(d) Tranche I Term Loans. The Borrowers jointly and severally unconditionally promise to pay to the Administrative Agent, for the account of the Tranche I Term Loan Lenders the principal of the Tranche I Term Loans held by each Tranche I Term Loan Lender on each Principal Payment Date set forth in column (A) below in the principal amount set forth opposite such date in column (B) below:

(A) Principal Payment Date	(B) Principal Reduction

September 30, 2014	$625,000
December 31, 2014	$625,000

March 31, 2015	$625,000
June 30, 2015	$625,000
September 30, 2015	$625,000
December 31, 2015	$625,000

March 31, 2016	$625,000
June 30, 2016	$625,000
September 30, 2016	$625,000
December 31, 2016	$625,000

March 31, 2017	$625,000
June 30, 2017	$243,125,000

To the extent not previously paid, all Tranche I Term Loans shall be due and payable on the Tranche I Term Loan Maturity Date.

(e) Tranche J Term Loans. The Borrowers jointly and severally unconditionally promise to pay to the Administrative Agent, for the account of the Tranche J Term Loan Lenders the principal of the Tranche J Term Loans held by the Tranche J Term Loan Lenders on each Principal Payment Date set forth in column (A) below in the principal amount set forth opposite such date in column (B) below:

(A) Principal Payment Date	(B) Principal Reduction

September 30, 2014	$750,000
December 31, 2014	$750,000

March 31, 2015	$750,000
June 30, 2015	$750,000
September 30, 2015	$750,000
December 31, 2015	$750,000

March 31, 2016	$750,000
June 30, 2016	$750,000
September 30, 2016	$750,000
December 31, 2016	$750,000

March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000

March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$750,000
December 31, 2018	$750,000

March 31, 2019	$750,000
June 30, 2019	$750,000
September 30, 2019	$750,000
December 31, 2019	$750,000

March 31, 2020	$750,000
June 30, 2020	$750,000
September 30, 2020	$750,000
December 31, 2020	$750,000

March 31, 2021	$750,000
June 30, 2021	$279,750,000

To the extent not previously paid, all Tranche J Term Loans shall be due and payable on the Tranche J Term Loan Maturity Date.

(f) Incremental Facility Revolving Credit Loans. The Borrowers hereby jointly and severally promise to pay to the Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender’s Incremental Facility Revolving Credit Loans of any Series, and each Incremental Facility Revolving Credit Loan of such Series shall mature, on the commitment termination date for such Series specified pursuant to Section 2.01(f) at the time the respective Incremental Facility Revolving Credit Commitments of such Series are established.

(g) Incremental Facility Term Loans and Extended Term Loans. The Borrowers hereby jointly and severally promise to pay to the Administrative Agent for the account of the Incremental Facility Term Lenders of any Series the principal of the Incremental Facility Term Loans of such Series on the respective Principal Payment Dates agreed upon between the Borrowers and such Incremental Facility Term Lenders pursuant to Section 2.01(f) at the time such Lenders become obligated to make such Incremental Facility Term Loans hereunder. The Borrowers hereby jointly and severally promise to pay to the Administrative Agent for the account of the Extending Term Lenders of any Extension Series the principal of the Extended Term Loans of such Extension Series on the respective Principal Payment Dates agreed upon between the Borrowers and such Extending Term Lenders pursuant to Section 2.12 at the time such Extended Term Loans were provided for hereunder.

(h) Tranche D Term Loans. The Borrower hereby jointly and severally agree to repay to each Lender with Tranche D Term Loans (other than Tranche I Converted Tranche D Term Loans and Tranche J Converted Tranche D Term Loans) the full principal amount of such Tranche D Term Loans together with all accrued and unpaid interest thereon on the Third Restatement Effective Date.

3.02 Interest. The Borrowers hereby jointly and severally promise to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan (including, to the extent not previously paid, all accrued interest on such Loan under the Second Restated Credit Agreement) to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin and

(b) during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Borrowers jointly and severally promise to pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, on any Reimbursement Obligation held by such Lender and on any other amount payable by the Borrowers hereunder to or for the account of such Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, (iii) in the case of any Eurodollar Loan, upon the payment, prepayment or Conversion thereof (but only on the principal amount so paid, prepaid or Converted) and (iv) in the case of all Loans, upon the payment or prepayment in full of the principal of the Loans, and the termination of the Commitments, hereunder, except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers.

3.03 Determination of Applicable Margin.

(a) Determinations Generally. To the extent applicable, the Applicable Margin for the period from April 1, 2014 to the day prior to the first Quarterly Date occurring after the Third Restatement Effective Date shall be determined based upon the most recent certificate delivered pursuant to Section 3.03 of the Second Restated Credit Agreement. Thereafter, the Applicable Margin for each Quarterly Payment Period shall be determined based upon a Rate Ratio Certificate for such Quarterly Payment Period delivered by the Borrowers to the Administrative Agent under this Section 3.03. If the Rate Ratio Certificate for any Quarterly Payment Period is delivered to the Administrative Agent (which shall promptly provide a copy thereof to the Lenders) three or more days prior to the first day of such Quarterly Payment Period, any adjustment in the Applicable Margin required to be made, as shown in such Rate Ratio Certificate, shall be effective on the first day of such Quarterly Payment Period.

(b) Effectiveness of Adjustments. If the Rate Ratio Certificate for any Quarterly Payment Period is delivered by the Borrowers to the Administrative Agent later than three days prior to the commencement of such

Quarterly Payment Period, then (i) any decrease in the Applicable Margin for such Quarterly Payment Period shall not become effective on the first day of such Quarterly Payment Period but shall instead become effective on the third day following receipt by the Administrative Agent of such Rate Ratio Certificate and (ii) any increase in the Applicable Margin for such Quarterly Payment Period shall become effective retroactively from the first day of such Quarterly Payment Period.

(c) Retroactive Adjustments. If it shall be determined at any time, on the basis of a certificate of a Senior Officer delivered pursuant to the last sentence of Section 8.01 (or pursuant to the Second Restated Credit Agreement), that the Applicable Margin then in effect for the current Quarterly Payment Period, or any previous Quarterly Payment Period, is or was incorrect, and that a correction would have the effect of increasing the Applicable Margin, then the Applicable Margin shall be so increased (solely with respect to such Quarterly Payment Period or Periods), effective retroactively from the first day of such Quarterly Payment Period, provided that in the event such certificate for any fiscal quarter is not delivered pursuant to Section 8.01 within 60 days of the end of such fiscal quarter, then, unless the Borrowers shall deliver such certificate within 10 days after notice of such non-delivery shall be given by any Lender or the Administrative Agent to the Borrowers, the Applicable Margin for such Quarterly Payment Period shall be deemed to be the highest Applicable Margin provided for in the definition of such term in Section 1.01; provided further, that for avoidance of doubt, the parties acknowledge that Section 3.03 of the Original Credit Agreement, First Restated Credit Agreement, or Second Restated Credit Agreement, as applicable, shall continue to be applicable to Quarterly Payment Periods (as defined therein) for periods prior to the Third Restatement Effective Date, and any adjustment required pursuant thereto shall continue to apply.

(d) Recalculation of Interest. In the event of any retroactive increase in the Applicable Margin for any Quarterly Payment Period pursuant to paragraph (a), (b) or (c) above, the amount of interest in respect of any applicable Loan outstanding during all or any portion of such Quarterly Payment Period shall be recalculated using the Applicable Margin as so increased. On the Business Day immediately following receipt by the Borrowers of notice from the Administrative Agent of such increase, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, an amount equal to the difference between (i) the amount of interest previously paid or payable by the Borrowers in respect of such Loan for such Quarterly Payment Period and (ii) the amount of interest in respect of such Loan as so recalculated for such Quarterly Payment Period.

Section 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Payments by the Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Borrowers under this Agreement, and except to the extent otherwise provided therein, all payments to be made by the Borrowers under any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account designated by the Administrative Agent to the Borrowers, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Debit for Payment. Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrowers with such Lender (with notice to the Borrowers and the Administrative Agent), provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(c) Application of Payments. The Borrowers shall, at the time of making each payment under this Agreement for the account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans, Reimbursement Obligations or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that the Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02, may determine to be appropriate).

(d) Forwarding of Payments by Administrative Agent. Except to the extent otherwise provided in the last sentence of Section 2.03(e), each payment received by the Administrative Agent under this Agreement for the account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for the account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e) Extensions to Next Business Day. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fee under Section 2.05 in respect of Commitments of a particular Class shall be made for the account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class;

(b) except as otherwise provided in Section 5.04, Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of the relevant Class (in the case of the making of Loans) or their respective Loans of the relevant Class (in the case of Conversions and Continuations of Loans);

(c) each payment or prepayment of principal of Loans of any Class by the Borrowers shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and

(d) each payment of interest on Loans of any Class by the Borrowers shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

4.03 Computations. Interest on Eurodollar Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans and Reimbursement Obligations, commitment fee and letter of credit fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but, except as otherwise provided in Section 2.03(g), excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

4.04 Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and partial prepayment of principal of Base Rate Loans (other than mandatory prepayments of Term Loans, as to which the provisions of Section 2.10 shall apply) shall be in an aggregate amount at least equal to $1,000,000 or a larger multiple of $500,000 and each borrowing, Conversion and partial prepayment of Eurodollar Loans (other than prepayments of Term Loans, as to which the provisions of Section 2.09(c) shall apply) shall be in an aggregate amount at least equal to $3,000,000 or a larger multiple of $1,000,000 (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). If any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices. Notices by the Borrowers to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than (a) with respect to same-day borrowings or prepayments of Base Rate Loans, 11:00 a.m. New York time on the date of the relevant borrowing or prepayment and (b) with respect to borrowings other than same-day Base Rate Loans or prepayments of Loans other than Base Rate Loans, 1:00 p.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Termination or reduction of Commitments	3
Borrowing of same-day Base Rate Loans and prepayment of Base Rate Loans	Same day
Borrowing of non-same day Base Rate Loans	1
Conversions into Base Rate Loans	1
Borrowing or prepayment of, Conversions into, Continuations as, or duration of Interest Period for, Eurodollar Loans	3

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.

The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Borrowers fail to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrowers (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrowers) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Borrowers to the Lenders, the Borrowers and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Borrowers under Section 3.02 to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Borrowers under Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrowers, the Payor and the Borrowers shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 3.02 is applicable to the Type of such Loan, it being understood that the return by the Borrowers of the Required Payment to the Administrative Agent shall not limit any claim the Borrowers may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Etc.

(a) Right of Set-off. Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness are then due to such Borrower), in which case it shall promptly notify such Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) Sharing. If any Lender shall obtain from any Borrower payment of any principal of or interest on any Loan or Letter of Credit Liability of any Class owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or Letter of Credit Liabilities of any Class or such other amounts then due hereunder or thereunder by such Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or Letter of Credit Liabilities of any Class or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or Letter of Credit Liabilities of any Class or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Consent by the Borrowers. Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Section 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) Costs of Making or Maintaining Eurodollar Loans. The Borrowers shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Change in Law that:

(i) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Eurodollar Base Rate” in Section 1.01), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender requests compensation from the Borrowers under this Section 5.01(a), the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Change in Law giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Capital Costs. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Notification and Certification. Each Lender shall notify the Borrowers of any event occurring after the First Restatement Effective Date entitling such Lender to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Change in Law pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Base Rate for any Interest Period:

(a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Base Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

(b) if the related Loans are of a particular Class, the Majority Lenders of such Class determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “Eurodollar Base Rate” in Section 1.01 upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans, and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with Section 2.09.

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrowers thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 shall be applicable).

5.04 Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans of any Class or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans of any Class shall be suspended pursuant to Section 5.01 or 5.03, such Lender’s Eurodollar Loans of such Class shall be automatically Converted into Base Rate Loans of such Class on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Lender may specify to the Borrowers with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans of such Class have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans of such Class shall be applied instead to its Base Rate Loans of such Class; and

(b) all Loans of such Class that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Class of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrowers with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans of the same Class made by other Lenders are outstanding, such Lender’s Base Rate Loans of such Class shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate and Eurodollar Loans of such Class are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of such Class.

5.05 Compensation. The Borrowers shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

5.06 Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrowers under Section 5.01 (but without duplication), if as a result of any Change in Law there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lender’s or Lenders’ reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Administrative Agent), the Borrowers shall pay immediately to the Administrative Agent for the account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Borrowers shall be conclusive in the absence of manifest error as to the amount thereof.

5.07 Tax Gross-up.

(a) Gross-up for Deduction or Withholding of Taxes. The Borrowers shall jointly and severally agree to pay to each Lender (or, if a Lender is not the beneficial owner of the relevant Loan, on account of the beneficial owner) such additional amounts as are necessary in order that the payment of any amount due to such Lender hereunder or under any other any Loan Document after deduction or withholding by an applicable withholding agent in respect of any Taxes imposed with respect to such payment will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply to (A) any U.S. federal withholding Tax that is imposed on any payment to any Foreign Lender pursuant to a law that is in effect at the time of such Foreign Lender becoming a Lender under any Loan Document or a change in its Applicable Lending Office, except to the extent that such Foreign Lender (or its assignor if applicable) was entitled, immediately prior to such change in the Applicable Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to this Section 5.07, (B) any Tax that is attributable to such Lender’s failure to comply with Section 5.07(e), (C) any U.S. federal withholding Taxes imposed under FATCA or (D) any Taxes imposed on or measured by its overall net income or profits and franchise Taxes imposed on it (in lieu of net income Taxes), however denominated, by a jurisdiction as a result of the Lender being organized or having its Applicable Lending Office in such jurisdiction (such Taxes other than the Taxes enumerated in the proviso, “Indemnified Taxes”).

(b) Other Taxes. The Borrowers agree to pay Other Taxes to the applicable governmental authority.

(c) Indemnification. Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.07) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Deduction, Etc. Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrowers shall deliver to the Administrative Agent for delivery to such Lender evidence satisfactory to such Lender of such deduction or withholding (as the case may be).

(e) Certifications and Forms. Any Foreign Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrowers and to the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of MCC within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (“Tax Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership for U.S. federal income tax purposes or a Lender that has sold a participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a Tax Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Certificate on behalf of such beneficial owner(s),

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.

(f) Refund. If a Lender or the Administrative Agent receives a refund in respect of any Taxes as to which a Lender or the Administrative Agent has been indemnified by a Borrower pursuant to this Section 5.07, such Lender or the Administrative Agent shall, within 30 days from the date of receipt of such refund, pay over such refund to such Borrower, net of all reasonable out of pocket expenses of the Lender or the Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).

(g) Issuing Lender. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.07, include any Issuing Lender.

5.08 Replacement of Lenders. If any Lender or the Administrative Agent on behalf of any Lender (a) requests compensation pursuant to Section 5.01, 5.06 or 5.07, (b) has its obligation to make or Continue, or to Convert Loans of any Type into the other Type of Loan, suspended pursuant to Section 5.01 or 5.03, (c) is a Defaulting Lender or (d) is a Non-Consenting Lender (any such Lender described in the foregoing clause (a) through (d) being herein called a “Specified Lender”), the Borrowers, upon three Business Days’ notice, may require that such Specified Lender transfer all of its right, title and interest under this Agreement to any bank or other financial institution (a “Proposed Lender”) identified by the Borrowers that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Specified Lender hereunder, and to purchase all of such Specified Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Specified Lender’s Loans, together with interest thereon to the date of such purchase (and, if applicable, any premium due pursuant to Section 2.09(v) or Section 2.09(vi) with respect to the Tranche I Term Loans and/or Tranche J Term Loans, respectively, assigned by such Specified Lender), and satisfactory arrangements are made for payment to such Specified Lender of all other amounts payable hereunder to such Specified Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05, as if all of such Specified Lender’s Loans were being prepaid in full on such date) and (ii) if such Specified Lender has requested compensation pursuant to Section 5.01, 5.06 or 5.07, such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 5.01, 5.06 or 5.07 with respect to such Specified Lender’s Loans is lower than that of the Specified Lender. Subject to the provisions of Section 11.06(b), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrowers hereunder the agreements of the Borrowers contained in Sections 5.01, 5.06, 5.07 and 11.03 (without duplication of any payments made to such Specified Lender by the Borrowers or the Proposed Lender) shall survive for the benefit of such Specified Lender under this Section 5.08 with respect to the time prior to such replacement.

Section 6. Conditions Precedent.

6.01 Amendment and Restatement. The amendment and restatement of the Second Restated Credit Agreement contemplated hereby shall become effective upon the receipt by the Administrative Agent of the following, each of which shall be satisfactory to the Administrative Agent and to each Lender, in form and substance:

(a) Amendment and Restatement. The Third Restatement Agreement duly executed and delivered by each of MCC, Mediacom Broadband, the Borrowers, the Subsidiary Guarantor, the Administrative Agent, the Majority Lenders (as defined in the Second Restated Credit Agreement) and the Additional Third Restatement Lender.

(b) Opinion of Counsel to the Obligors. An opinion, dated the Third Restatement Effective Date, of Dentons US LLP, counsel to the Obligors covering such matters as the Administrative Agent or any Lender may reasonably request (and the Borrowers hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Other Documents. Such other documents as the Administrative Agent may reasonably request.

(d) Repayment of Tranche D Term Loans. The Administrative Agent shall have received reasonably satisfactory evidence that, on the Third Restatement Effective Date, substantially concurrently with the establishment of the Tranche I Term Loans and the Tranche J Term Loans, all Tranche D Term Loans that are not Tranche I Converted Tranche D Term Loans or Tranche J Converted Tranche D Term Loans will be repaid in full.

The effectiveness of the amendment and restatement of the Second Restated Credit Agreement contemplated hereby is also subject to the payment by the Borrowers of such fees as the Borrowers shall have agreed to pay or deliver to the arrangers, bookrunners and the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrowers).

6.02 Initial and Subsequent Extensions of Credit. The obligation of the Lenders to make any Loan or otherwise extend any credit to the Borrowers upon the occasion of each borrowing or other extension of credit hereunder (including the initial borrowing) is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(a) no Default shall have occurred and be continuing; and

(b) the representations and warranties made by the Borrowers in Section 7, and by each Obligor in the other Loan Documents to which it is a party, shall be true and complete in all material respects (provided that any representation already qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice of borrowing or request for the issuance of a Letter of Credit by the Borrowers hereunder shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Borrowers otherwise notify the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

Section 7. Representations and Warranties. The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

7.01 Existence. Each Borrower and its Subsidiaries: (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

7.02 Financial Condition. The Borrowers have heretofore furnished to the Lenders the following financial statements:

(i) the audited consolidated financial statements of Mediacom Broadband, including consolidated balance sheets, as of December 31, 2010 and 2011, and the related audited consolidated statements of operation and cash flow for the years ended on such respective dates, certified by PricewaterhouseCoopers LLP;

(ii) the audited combined financial statements of the Borrowers, including combined balance sheets, as of December 31, 2010 and 2011, and the related audited combined statements of operation and cash flow for the years ended on such respective dates; and

(iii) the unaudited combined financial statements of the Borrowers, including combined balance sheets, as of June 30, 2012, and the related unaudited combined statements of operation and cash flow for the three-month period ended on such date.

All such financial statements fairly present in all material respects the individual or combined financial condition of the respective entities as at such respective dates and the individual or combined results of their operations for the applicable periods ended on such respective dates, all in accordance with generally accepted accounting principles and practices applied on a consistent basis (subject to ordinary year-end adjustments and footnotes).

Since December 31, 2011, there has been no material adverse change and no change, event or circumstance that could reasonably be expected to cause a material adverse change in the combined financial condition, operations or business of the Borrowers and their Subsidiaries taken as a whole from that set forth in such audited financial statements as at such date referred to in clauses (i) and (ii) above.

7.03 Litigation. As of the First Restatement Effective Date, there were no legal or arbitral proceedings, or any proceedings or investigations by or before any governmental or regulatory authority or agency, pending or (to the knowledge of any Borrower) threatened against any Borrower or any of its Subsidiaries that if adversely determined could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the Operating Agreements, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

7.05 Action. Each Borrower has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of each of the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company action on its part (including, without limitation, any required member approvals); and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes, and the other Loan Documents to which it is a party when executed and delivered will constitute, its legal, valid and binding obligation, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Borrower of this Agreement or any of the other Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for (i) filings and recordings in respect of the Liens created pursuant to the Security Documents and (ii) the exercise of remedies under the Security Documents may require prior approval of the FCC or the issuing municipalities or States under one or more of the Franchises.

7.07 ERISA. Each Plan, and, to the knowledge of each Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which such Borrower would be under an obligation to furnish a report to the Administrative Agent under Section 8.01(e).

7.08 Taxes. Except as set forth in Schedule II, each Borrower and each of its Subsidiaries has filed all Federal income tax returns and all other material tax returns and information statements that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been set aside by such Borrower in accordance with GAAP. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrowers, adequate. None of the Borrowers has given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

7.09 Investment Company Act. None of the Borrowers nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.10 Anti-Corruption and Sanctions Laws. The Borrowers and each of their Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary or any of their respective directors, officers or employees or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.11 Material Agreements and Liens.

(a) Indebtedness. Part A of Schedule III sets forth (i) a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement (other than the Loan Documents) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrowers or any of their Subsidiaries, outstanding on the First Restatement Effective Date, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule III, and (ii) a statement of the aggregate amount of obligations in respect of surety and performance bonds backing pole rental or conduit attachments and the like, or backing obligations under Franchises, of the Borrowers or any of their Subsidiaries outstanding on the First Restatement Effective Date.

(b) Liens. Part B of Schedule III is a complete and correct list of each Lien (other than the Liens created pursuant to the Security Documents) securing Indebtedness of any Person outstanding on the First Restatement Effective Date, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any Property of the Borrowers or any of their Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of Schedule III.

7.12 Environmental Matters. Each of the Borrowers and their Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrowers and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect. In addition, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the Borrowers’ knowledge, no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrowers or any of their Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrowers or any of their Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrowers or any of their Subsidiaries. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrowers or any of their Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrowers or any of their Subsidiaries and that could result in a Material Adverse Effect have been made available to the Lenders.

7.13 Capitalization. The Borrowers have heretofore delivered to the Lenders true and complete copies of the Operating Agreements. The only member of the Borrowers on the date hereof is Mediacom Broadband. As of the date hereof, there are no outstanding Equity Rights with respect to any of the Borrowers and there are no outstanding obligations of any of the Borrowers or any of their Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in the Borrowers nor are there any outstanding obligations of any Borrower or any of their Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of such Borrowers or any of their Subsidiaries.

7.14 Subsidiaries and Investments, Etc.

(a) Subsidiaries. As of the date hereof, none of the Borrowers has any Subsidiaries.

(b) Investments. Set forth in Schedule IV is a complete and correct list of all Investments (other than Investments of the type referred to in paragraphs (b), (c) and (e) of Section 8.08) held by the Borrowers or any of their Subsidiaries in any Person on the First Restatement Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule IV, each of the Borrowers and their Subsidiaries owns, free and clear of all Liens (other than the Liens created pursuant to the Security Documents), all such Investments.

7.15 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of the First Restated Credit Agreement, this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Borrowers and their Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrowers that could reasonably be expected to have a Material Adverse Effect (other than facts affecting the cable television industry in general) that has not been disclosed herein, in the First Restated Credit Agreement and the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

7.16 Franchises.

(a) Franchises. Set forth in Schedule V is a complete and correct list of all Franchises (identified by issuing authority, operating company and expiration date) owned or operated by the Borrowers and their Subsidiaries on the First Restatement Effective Date. Except as set forth on Schedule V, none of the Borrowers or any of their Subsidiaries have received any notice from the granting body or any other governmental authority with respect to any breach of any covenant under, or any default with respect to, any Franchise which could reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all Franchises have heretofore been made available to the Administrative Agent.

(b) Licenses and Permits. Each of the Borrowers and their Subsidiaries possesses or has the right to use all copyrights, licenses, permits, patents, trademarks, service marks, trade names or other rights (collectively, the “Licenses”), including licenses, permits and registrations granted or issued by the FCC, agreements with public utilities and microwave transmission companies, pole or conduit attachment, use, access or rental agreements and utility easements that are necessary for the legal operation and conduct of the CATV Systems of the Borrowers and their Subsidiaries, except for such of the foregoing the absence of which could not reasonably be expected to have a Material Adverse Effect on the Borrowers or any of their Subsidiaries, and each of such Licenses is in full force and effect and, to the knowledge of Borrowers, no material default has occurred and is continuing thereunder. Except as set forth on Schedule V, none of the Borrowers or any of their Subsidiaries have received any notice from the granting body or any other governmental authority with respect to any breach of any covenant under, or any default with respect to, any Licenses which could reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all material Licenses have heretofore been made available to the Administrative Agent.

7.17 The CATV Systems.

(a) Compliance with Law. Except as set forth in Schedule VI, each of the Borrowers and their Subsidiaries and the CATV Systems owned or operated by them are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including without limitation, the Communications Act of 1934, as amended (the “Communications Act”), the Copyright Act of 1976, as amended (the “Copyright Act”), and the rules and regulations of the FCC, the FAA and the United States Copyright Office (the “Copyright Office”), including, without limitation, rules and laws governing system registration, use of restricted frequencies, signal carriage and program exclusivity requirements, leased access channels, emergency alert system requirements, equal employment opportunity, cumulative leakage index testing and reporting, signal leakage, tower registration and clearance, subscriber notices, and privacy requirements, except to the extent that the failure to so comply with any of the foregoing could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except to the extent that the failure to comply with any of the following could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule VI:

(i) the communities included in the areas covered by the Franchises have been registered with the FCC;

(ii) all of the current annual performance tests on such CATV Systems required under the rules and regulations of the FCC have been timely performed and the results of such tests demonstrate satisfactory compliance with the applicable FCC requirements in all material respects;

(iii) to the knowledge of the Borrowers, as of the most recent annual performance tests, such CATV Systems currently meet or exceed the technical standards set forth in the rules and regulations of the FCC;

(iv) such CATV Systems are being operated in compliance with the provisions of 47 C.F.R. Sections 76.610 through 76.619 (mid-band and super-band signal carriage), including 47 C.F.R. Section 76.611 (compliance with the cumulative signal leakage index); and

(v) where required, appropriate authorizations from the FCC have been obtained for the use of all restricted frequencies in use in such CATV Systems and, to the knowledge of the Borrowers, such CATV Systems are presently being operated in compliance with such authorizations (and all required certificates, permits and clearances from governmental agencies, including the FAA, with respect to all towers, earth stations, business radios and frequencies utilized and carried by such CATV Systems have been obtained).

(b) Copyright Filings. Except as set forth in Schedule VI, for all periods covered by any applicable statute of limitations, all notices, statements of account, supplements and other documents required under Section 111 of the Copyright Act, and under the rules of the Copyright Office, with respect to the carriage of broadcast station signals by the CATV Systems (collectively, the “Copyright Filings”) owned or operated by the Borrowers and their Subsidiaries have been duly filed, and the proper amount of copyright fees have been paid on a timely basis, and each such CATV System qualifies for the compulsory license under Section 111 of the Copyright Act, except to the extent that the failure to so file or pay could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, there is no pending claim, action, demand or litigation by any other Person with respect to the Copyright Filings or related royalty payments made by the CATV Systems.

(c) Carriage of Broadcast Signals. To the knowledge of the Borrowers and except as set forth in Schedule VI, the carriage of all broadcast signals by the CATV Systems owned by any Borrower or any such Subsidiary is permitted by valid retransmission consent agreements or by must-carry elections by broadcasters, or is otherwise permitted under applicable law, except to the extent the failure to obtain any of the foregoing could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

7.18 Rate Regulation. Each of the Borrowers and their Subsidiaries have reviewed and evaluated in detail the FCC rules currently in effect (the “Rate Regulation Rules”) implementing the cable television rate regulation provisions of the Communications Act and the applicability of such Rate Regulation Rules to the CATV Systems. Except to the extent that the failure to comply with such Rate Regulation Rules could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule VII:

(i) there are no cable service programming rate complaints or appeals of adverse cable programming service rate decisions pending with the FCC relating to the CATV Systems;

(ii) for communities that are authorized to regulate basic service and equipment rates under the Rate Regulations Rules, all FCC rate forms required to be submitted by the Borrowers or their Subsidiaries have been timely submitted to local franchising authorities and have justified the basic service and equipment rates in effect for all periods in which the local franchising authority currently has the authority to review and to take adverse action;

(iii) for communities that are not authorized to regulate basic service and equipment rates under the Rate Regulations Rules, the Borrowers or their Subsidiaries have timely submitted to local franchising authorities and subscribers all required notices for basic service and equipment rates in effect within one year of the date hereof;

(iv) no reduction of rates or refunds to subscribers are required by an outstanding order of the FCC or any local franchising authority as of the date hereof under the Communications Act and the Rate Regulation Rules applicable to the CATV Systems of the Borrowers and their Subsidiaries; and

(v) each of the CATV Systems are in compliance with the Communications Act and the Rate Regulation Rules concerning the uniform pricing requirements and tier buy-through limitations (i.e., 47 U.S.C. §§ 543(b)(8), (d)).

7.19 Use of Credit. None of the Borrowers or any of their Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock in violation of Regulations T, U or X.

Section 8. Covenants of the Borrowers. The Borrowers covenant and agree with the Lenders and the Administrative Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by the Borrowers hereunder:

8.01 Financial Statements, Etc. The Borrowers shall deliver to the Administrative Agent (which shall promptly provide a copy thereof to the Lenders):

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrowers, combined statements of income, retained earnings and cash flows of the Borrowers and their Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related combined balance sheet of the Borrowers and their Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a Senior Officer, which certificate shall state that such financial statements fairly present in all material respects the combined financial condition and results of operations of the Borrowers and their Subsidiaries in accordance with generally accepted accounting principles consistently applied as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers (beginning with the fiscal year ended December 31, 2013), combined statements of income, retained earnings and cash flows of the Borrowers and their Subsidiaries for such fiscal year and the related combined balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding combined figures for the preceding fiscal year and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such combined financial statements fairly present in all material respects the combined financial condition and results of operations of the Borrowers and their Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles;

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Borrowers shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

(d) promptly upon the mailing thereof by the Borrowers to the shareholders or members of the Borrowers generally, to holders of Affiliate Subordinated Indebtedness generally, or by Mediacom Broadband to the holders of any outstanding notes or other debt issuances, copies of all financial statements, reports and proxy statements so mailed;

(e) as soon as possible, and in any event within ten days after any Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Senior Officer setting forth details respecting such event or condition and the action, if any, that the Borrowers or their ERISA Affiliates propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrowers or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrowers or an ERISA Affiliate to terminate any Plan;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrowers or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrowers or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrowers or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, could result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrowers or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections;

(f) within 60 days of the end of each quarterly fiscal period of the Borrowers (90 days after the last quarterly fiscal period in any fiscal year), a Quarterly Officer’s Report as at the end of such period;

(g) promptly after any Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrowers have taken or propose to take with respect thereto; and

(h) from time to time such other information regarding the financial condition, operations, business or prospects of the Borrowers or any of their Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

The Borrowers will furnish to each Lender, at the time they furnish each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Senior Officer (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrowers have taken or proposes to take with respect thereto), (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrowers are in compliance with Sections 8.07, 8.08, 8.09, 8.10, 8.11 and 8.13 as of the end of the respective quarterly fiscal period or fiscal year and (iii) setting forth a calculation of the amount of outstanding Affiliate Letters of Credit, Affiliate Subordinated Indebtedness (and the scheduled maturity thereof), the Available Amount, the amount of Cure Monies, the Equity Contribution Amount and the amount of Net Available Proceeds from Prior Dispositions, in each case, as of the last day of the most recently ended fiscal quarter.

The Borrowers acknowledge that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers and their Affiliates or their securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Borrowers or their Affiliates (or any of their securities).

8.02 Litigation. The Borrowers will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings or investigations by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrowers or any of their Subsidiaries or any of their Franchises, except proceedings that, if adversely determined, could not (either individually or in the aggregate) have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrowers will give to each Lender (i) notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrowers or any of their Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, could not (either individually or in the aggregate)

have a Material Adverse Effect and (ii) copies of any notices received by the Borrowers or any of their Subsidiaries under any Franchise of a material default by the Borrowers or any of their Subsidiaries in the performance of its obligations thereunder.

8.03 Existence, Etc. Each Borrower will, and will cause each of its Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d) maintain, in all material respects, all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

(f) permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

8.04 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, or may self-insure, and with respect to Property and risks of a character usually maintained by Persons engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations, provided that each Borrower will in any event maintain (with respect to itself and each of its Subsidiaries) casualty insurance and insurance against claims for damages with respect to defamation, libel, slander, privacy or other similar injury to person or reputation (including misappropriation of personal likeness), in such amounts as are then customary for Persons engaged in the same or similar business similarly situated.

8.05 Prohibition of Fundamental Changes.

(a) Restrictions on Merger. None of the Borrowers will nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b) Restrictions on Acquisitions. None of the Borrowers will nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of equipment, programming rights and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 8.08(f), and Capital Expenditures.

(c) Restrictions on Sales and Other Dispositions. None of the Borrowers will nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (i) obsolete or worn out Property, tools or equipment no longer used or useful in its business and (ii) any equipment, programming rights or other Property sold or disposed of in the ordinary course of business and on ordinary business terms).

(d) Certain Permitted Transactions. Notwithstanding the foregoing provisions of this Section 8.05:

(i) Intercompany Mergers and Consolidations. Any Borrower may be merged or consolidated with any other Borrower, and any Subsidiary of a Borrower may be merged or consolidated with or into: (x) such Borrower if such Borrower shall be the continuing or surviving corporation or (y) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation.

(ii) Intercompany Dispositions. Any Borrower may sell, lease, transfer or otherwise dispose of any or all of its Property to any other Borrower or a Wholly Owned Subsidiary of a Borrower, and any Subsidiary of a Borrower may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to a Borrower or a Wholly Owned Subsidiary of a Borrower.

(iii) Restricted Payments and Investments. Any Borrower or any Subsidiary may make Investments permitted by Section 8.08 and Restricted Payments permitted by Section 8.09.

(iv) Asset Swaps. Any Borrower or any Wholly Owned Subsidiary of a Borrower may enter into one or more transactions intended to trade (by means of either an exchange or a sale and subsequent purchase) one or more of the CATV Systems owned by any Borrower or any such Subsidiary for one or more CATV Systems owned by any other Person, which transactions may be effected either by

(I) the Borrowers or such Wholly Owned Subsidiary selling one or more CATV Systems owned by it and then within the time period specified by Section 2.10(d) applying the Net Available Proceeds therefrom to acquire one or more other CATV Systems or

(II) exchanging one or more CATV Systems, together with cash not exceeding 30% of the fair market value of such acquired CATV Systems,

so long as

(x) (A) at the time of any such transactions and after giving effect thereto, no Default shall have occurred and be continuing and (B) after giving effect to such transaction the Borrowers shall be in compliance with Section 8.10 (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the fiscal quarter most recently ended prior to the date of such transaction for which financial statements of the Borrowers and their Subsidiaries are available, under the assumption that such transaction shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such transaction), and the Borrowers shall have delivered to the Administrative Agent a certificate of a Senior Officer showing such calculations in reasonable detail to demonstrate such compliance,

(y) with respect to any single exchange of CATV Systems pursuant to clause (II) above, the sum of the System Cash Flow for the period of four fiscal quarters ending on, or most recently ended prior to, the date of such exchange attributable to the CATV Systems being exchanged does not exceed more than 15% of System Cash Flow for such period and

(z) the sum of (A) the System Cash Flow for the period referred to in subclause (y) above plus (B) the System Cash Flow attributable to all other CATV Systems previously exchanged pursuant to clause (II) above (whether during the period referred to in subclause (y) above, or prior thereto), does not exceed an amount equal to 35% of Adjusted System Cash Flow for the period referred to in subclause (y) above.

If, in connection with an exchange permitted under this subparagraph (iv), the Borrowers or a Wholly Owned Subsidiary receives cash, the cash received by the Borrowers or such Wholly Owned Subsidiary in connection with such transaction shall be applied in accordance with Section 2.10(d).

(v) dispositions (which shall not include any transaction or series of transactions that would result in the sale of all or substantially all of the assets of the Borrowers) pursuant to which such Borrower receives consideration at the time of such disposition at least equal to the fair market value of the Property subject to such disposition (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution); so long as (x) not less than 75% of such consideration shall be in the form of cash or cash equivalents and (y) on a pro forma basis, after giving effect to such disposition and the application of the Net Available Proceeds therefrom, the Borrowers shall be in pro forma compliance with Section 8.10 as of the last day of the most recent fiscal quarter for which financial statements have been delivered;

(vi) Acquisitions. Any Borrower or a Wholly Owned Subsidiary of such Borrower may acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person, so long as:

(A) the aggregate Purchase Price of any individual such acquisition shall not exceed $750,000,000;

(B) such acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by a Borrower or a Wholly Owned Subsidiary of a Borrower and, if effected by merger or consolidation involving a Borrower, such Borrower shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Wholly Owned Subsidiary of a Borrower, such Wholly Owned Subsidiary shall be the continuing or surviving entity;

(C) such acquisition (if by purchase of stock) shall be effected in such manner so that the acquired entity becomes a Wholly Owned Subsidiary of a Borrower;

(D) with respect to any acquisition involving an aggregate Purchase Price in excess of $50,000,000, the Borrowers shall deliver to the Administrative Agent (which shall promptly notify the Lenders of such acquisition and forward a copy to each Lender which requests one) (1) no later than five Business Days after the execution and delivery thereof, copies of the respective agreements or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements or instruments and all other material ancillary documents to be executed or delivered in connection therewith and (2) promptly following request therefor (but in any event within three Business Days following such request), copies of such other information or documents relating to each such acquisition as the Administrative Agent shall have requested;

(E) with respect to any acquisition involving an aggregate Purchase Price in excess of $50,000,000, the Administrative Agent shall have received (and shall promptly forward a copy thereof to each Lender which requests one) a letter (in the case of each legal opinion delivered to the Borrowers pursuant to such acquisition) from each Person delivering such opinion (which shall in any event include an opinion of special FCC counsel) authorizing reliance thereon by the Administrative Agent and the Lenders;

(F) with respect to any acquisition involving an aggregate Purchase Price in excess of $50,000,000, the Borrowers shall have delivered to the Administrative Agent (which shall promptly provide a copy thereof to the Lenders) evidence satisfactory to the Administrative Agent and the Majority Lenders of receipt of all licenses, permits, approvals and consents, if any, required with respect to such acquisition (including, without limitation, the consents of the respective municipal franchising authorities to the acquisition of the respective CATV Systems being acquired (if any));

(G) the entire amount of the consideration payable by the Borrowers and their Subsidiaries in connection with such acquisition (other than customary post-closing adjustments and indemnity obligations, and other than Indebtedness incurred in connection with such acquisition that is permitted under paragraphs (c) or (f) of Section 8.07) shall be payable on the date of such acquisition;

(H) none of the Borrowers nor any of its Subsidiaries shall, in connection with such acquisition, assume or remain liable in respect of (x) any Indebtedness of the seller or sellers (except for Indebtedness permitted under Section 8.07(f)) or (y) other obligations of the seller or sellers (except for obligations incurred in the ordinary course of business in operating the CATV System so acquired and necessary or desirable to the continued operation of such CATV System);

(I) to the extent the assets purchased in such acquisition shall be subject to any Liens not permitted hereunder, such Liens shall have been released (or arrangements for such release satisfactory to the Administrative Agent shall have been made);

(J) to the extent applicable, the Borrowers shall have complied with the provisions of Section 8.16, including, without limitation, to the extent not theretofore delivered, delivery to the Administrative Agent of (x) the certificates representing the shares of stock or other ownership interests, accompanied by undated stock powers or other powers executed in blank, and (y) the agreements, instruments, opinions of counsel and other documents required under Section 8.16;

(K) after giving effect to such acquisition the Borrowers shall be in compliance with Section 8.10 (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the fiscal quarter most recently ended prior to the date of such acquisition for which financial statements of the Borrowers and their Subsidiaries are available, under the assumption that such acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such acquisition), and the Borrowers shall have delivered to the Administrative Agent a certificate of a Senior Officer showing such calculations in reasonable detail to demonstrate such compliance;

(L) immediately prior to such acquisition and after giving effect thereto, no Default shall have occurred and be continuing; and

(M) the Borrowers shall deliver such other documents and shall have taken such other action as the Majority Lenders or the Administrative Agent may reasonably request.

8.06 Limitation on Liens. None of the Borrowers will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Security Documents;

(b) Liens in existence on the First Restatement Effective Date and listed in Part B-I of Schedule III (or, to the extent not meeting the minimum thresholds for required listing on Schedule III pursuant to Section 7.11, in an aggregate amount not exceeding $10,000,000);

(c) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrowers or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.01(i);

(e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(h) Liens upon real and/or tangible personal Property acquired after the First Restatement Effective Date (by purchase, construction or otherwise) by the Borrowers or any of their Subsidiaries and securing Indebtedness permitted under Section 8.07(f), each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to or cover any Property of a Borrower or any such Subsidiary other than the Property so acquired and improvements thereon and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value (as determined in good faith by a Senior Officer) of such Property at the time it was acquired (by purchase, construction or otherwise);

(i) Liens on the Collateral securing Indebtedness permitted to be incurred pursuant to Section 8.07(g) so long as a representative for the holders of such Indebtedness has entered into a Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement; and

(j) Liens securing other obligations of the Borrowers permitted to be incurred hereunder in an aggregate amount not to exceed $25,000,000 at any time outstanding.

8.07 Indebtedness. None of the Borrowers will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(a) Indebtedness to the Lenders hereunder;

(b) Indebtedness outstanding on the First Restatement Effective Date and listed in Part A-I of Schedule III (or, to the extent not meeting the minimum thresholds for required listing on Schedule III pursuant to Section 7.11, in an aggregate amount not exceeding $10,000,000);

(c) Affiliate Subordinated Indebtedness incurred in accordance with Section 8.12;

(d) Indebtedness of the Borrowers to any Subsidiary of the Borrowers, and of any Subsidiary of the Borrowers to the Borrowers or its other Subsidiaries;

(e) Indebtedness (other than Affiliate Subordinated Indebtedness) of the Borrowers and their Subsidiaries that is Permitted Subordinated Debt, so long as on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, the Borrowers shall be in compliance with Section 8.10 as of the last day of the most recent fiscal quarter for which financial statements are available;

(f) additional Indebtedness of the Borrowers and their Subsidiaries (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under Section 8.06(h)) up to but not exceeding an aggregate amount of $175,000,000 at any one time outstanding; and

(g) Indebtedness of the Borrowers constituting Refinancing Debt Securities and any Permitted Refinancing in respect thereof.

In addition to the foregoing, the Borrowers will not, nor will they permit their Subsidiaries to, incur or suffer to exist any obligations in an aggregate amount in excess of $50,000,000 at any one time outstanding in respect of surety and performance bonds backing pole rental or conduit attachments and the like, or backing obligations under Franchises, arising in the ordinary course of business of the CATV Systems of the Borrowers and their Subsidiaries.

8.08 Investments. The Borrowers will not, nor will they permit any of their Subsidiaries to, make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the First Restatement Effective Date and identified in Part A of Schedule IV;

(b) operating deposit accounts with banks;

(c) Permitted Investments;

(d) Investments by the Borrowers and their Subsidiaries in the Borrowers and their Subsidiaries;

(e) Interest Rate Protection Agreements entered into in the ordinary course of business of the Borrowers and not for speculative purposes;

(f) Investments by the Borrowers and their Subsidiaries consisting of exchanges or acquisitions permitted under subparagraphs (iv) or (vi) of Section 8.05(d);

(g) Investments consisting of the issuance of a Letter of Credit for the account of the Borrowers to support an obligation of an Affiliate of the Borrowers, in such amounts as would be permitted under Section 8.09(d)(ii);

(h) additional Investments (including, without limitation, Investments by the Borrowers or any of their Subsidiaries in Affiliates of the Borrowers), so long as the aggregate amount of all such Investments shall not exceed $300,000,000; and

(i) so long as no Default has occurred and is continuing or would result therefrom, Investments may be made by the Borrowers and their Subsidiaries in an amount not to exceed the Available Amount at such time.

8.09 Restricted Payments. The Borrowers will not make any Restricted Payment at any time, provided that, so long as at the time thereof, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Borrowers may make the following Restricted Payments (subject, in each case, to the applicable conditions set forth below):

(a) the Borrowers may make Restricted Payments in cash to their members in an amount equal to the Tax Payment Amount with respect to any fiscal period or portion thereof (net of Restricted

Payments previously made under this paragraph (a) in respect of such period), so long as at least fifteen days prior to making any such Restricted Payment, the Borrowers shall have delivered to each Lender (i) notification of the amount and proposed payment date of such Restricted Payment and (ii) a statement of a Senior Officer (and, in the event such period is a full fiscal year, the Borrower’s independent certified public accountants) setting forth a detailed calculation of the Tax Payment Amount for such period and showing the amount of such Restricted Payment and all previous Restricted Payments made pursuant to this Section 8.09(a) in respect of such period;

(b) the Borrowers may make payments in cash in respect of Management Fees to the extent permitted under Section 8.11;

(c) the Borrowers may make payments in cash in respect of the interest on Affiliate Subordinated Indebtedness;

(d) the Borrowers may make payments in cash in respect of the principal of Affiliate Subordinated Indebtedness and distributions in respect of the equity capital of the Borrowers and may request the issuance of Affiliate Letters of Credit (such payment and issuance being collectively called “Permitted Transactions”), so long as:

(i) in the case of any Permitted Transaction consisting of a payment in respect of the principal of Affiliate Subordinated Indebtedness, or distribution in respect of equity capital, constituting Cure Monies, at least one complete fiscal quarter shall have elapsed subsequent to the last date upon which the Borrowers shall have utilized their cure rights under Section 9.02, without the occurrence of any Event of Default;

(ii) after giving effect to any Permitted Transaction during any fiscal quarter (the “current fiscal quarter”) and to the making of any Capital Expenditures during the current fiscal quarter, the Borrowers would (as at the last day of the most recent fiscal quarter immediately prior to the current fiscal quarter) have been in compliance on a pro forma basis with Section 8.10, the determination of such compliance to be determined as if

(x) for purposes of calculating the Total Leverage Ratio, there were added to Indebtedness the sum (herein, the “Relevant Sum”) of the amount of such Permitted Transaction plus the amount of all other Permitted Transactions made during the current fiscal quarter through the date of such Permitted Transaction, minus the amount of Special Reductions through such date plus the amount of any such Capital Expenditures, and

(y) for purposes of calculating the Interest Coverage Ratio, the Relevant Sum plus any Cure Monies received during the period for which the Interest Coverage Ratio is calculated represented additional principal of the Loans outstanding hereunder at all times during the respective fiscal quarter for which such Interest Coverage Ratio is calculated and the amount of interest that would have been payable hereunder during such fiscal quarter was recalculated to take into account such additional principal;

(iii) after giving effect to distributions made in respect of the equity capital of any Borrower, the Equity Contribution Amount shall not be less than zero; and

(iv) the aggregate amount of Permitted Transactions as at any date (minus the aggregate amount of Special Reductions through such date), shall not exceed the Applicable Permitted Transaction Amount for such date;

(e) so long as no Default has occurred and is continuing or would result therefrom and on a pro forma basis the Borrowers (i) would be in compliance with the requirements of Section 8.10 as of the last day of the most recent fiscal quarter for which financial statements are available and (ii) would have a Total Leverage Ratio as of such date that is no greater than 4.5 to 1.0, the Borrowers may make Restricted Payments in an amount not to exceed the Available Amount at such time; and

(f) so long as no Default has occurred and is continuing or would result therefrom, the Borrowers may make other Restricted Payments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of a Borrower to such Borrower or to any other Subsidiary of such Borrower.

8.10 Certain Financial Covenants.

(a) Total Leverage Ratio. As to all the Lenders (other than the Tranche D Term Loan Lenders), the Borrowers will not permit the Total Leverage Ratio to exceed 6.00 to 1 at any time. In addition, for so long as any Revolving Credit Commitment, Revolving Credit Loan, Incremental Facility Revolving Credit Commitment, Incremental Facility Revolving Credit Loan or Incremental Facility Letter of Credit is outstanding, the Borrowers will not permit the Total Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Total Leverage Ratio
April 1, 2013 through March 31, 2014	5.5 to 1.0
April 1, 2014 and thereafter	5.0 to 1.0

(b) Interest Coverage Ratio. For so long as any Revolving Credit Commitment or any other Incremental Facility Revolving Credit Commitment is outstanding, the Borrowers will not permit the Interest Coverage Ratio to be less than 1.75 to 1.0 as at the last day of any fiscal quarter ending after the First Restatement Effective Date.

8.11 Management Fees. The Borrowers will not permit the aggregate amount of Management Fees accrued in respect of any fiscal year of the Borrowers to exceed 4.5% of the Gross Operating Revenue of the Borrowers and their Subsidiaries for such fiscal year. In addition, the Borrowers will not, as at the last day of the first, second and third fiscal quarters in any fiscal year, permit the amount of Management Fees paid during the portion of such fiscal year ending with such fiscal quarter to exceed 4.5% of the Gross Operating Revenue of the Borrowers and their Subsidiaries for such portion of such fiscal year (based upon the financial statements of the Borrowers provided pursuant to Section 8.01(a)), provided that in any event the Borrowers will not pay any Management Fees at any time following the occurrence and during the continuance of any Default. Any Management Fees that are accrued for any fiscal quarter (the “current fiscal quarter”) but which are not paid during the current fiscal quarter may be paid at any time during the period of four fiscal quarters following the current fiscal quarter (and for these purposes any payment of Management Fees during such period shall be deemed to be applied to Management Fees in the order of the fiscal quarters in respect of which such Management Fees are accrued). Any Management Fees which may not be paid as a result of the limitations set forth in the forgoing provisions of this Section 8.11 shall be deferred and shall not be payable until the principal of and interest on the Loans, and all other amounts owing hereunder, shall have been paid in full.

For purposes of this Section 8.11 “Gross Operating Revenue” shall mean the aggregate gross operating revenues derived by the Borrowers and their Subsidiaries from their CATV Systems and from related communications businesses, including the sale of local advertising on CATV Systems, as determined in accordance with GAAP excluding, however, revenue or income derived by the Borrowers from any of the following sources: (i) from the sale of any asset of such CATV Systems not in the ordinary course of business, (ii) interest income, (iii) proceeds from the financing or refinancing of any Indebtedness of the Borrowers or any of their Subsidiaries and (iv) extraordinary gains in accordance with GAAP.

None of the Borrowers nor any of their Subsidiaries shall be obligated to pay Management Fees to any Person, unless the Borrowers and such Person shall have executed and delivered to the Administrative Agent a Management Fee Subordination Agreement, and none of the Borrowers nor any of their Subsidiaries shall pay Management Fees to any Person except to the extent permitted under the respective Management Fee Subordination Agreement to which such Person is a party.

None of the Borrowers nor any of their Subsidiaries shall employ or retain any executive management personnel (or pay any Person, other than the Manager, in respect of executive management personnel or matters, for the Borrowers or any of their Subsidiaries), it being the intention of the parties hereto that all executive management personnel required in connection with the business or operations of the Borrowers and their Subsidiaries shall be employees of the Manager (and that the Executive Compensation for such employees shall be covered by Management Fees payable hereunder). For purposes hereof, “executive management personnel” shall not include any individual (such as a system manager or a regional manager) who is employed solely in connection with the day-to-day operations of a CATV System or a Region.

8.12 Affiliate and Additional Subordinated Indebtedness.

(a) Affiliate Subordinated Indebtedness. The Borrowers may at any time after the date hereof incur Affiliate Subordinated Indebtedness to Mediacom Broadband or one or more other Affiliates, so long as the proceeds of any such Affiliate Subordinated Indebtedness constituting Cure Monies are immediately applied, first, ratably among the Term Loans of each Class and, second, after prepayment in full of all Term Loans, to prepayments of the Revolving Credit Loans and Incremental Facility Revolving Credit Loans of each Series hereunder. Prepayments of Term Loans of each Class shall be applied to the respective installments thereof ratably in accordance with the respective principal amounts thereof.

(b) Repayment of Affiliate Subordinated Indebtedness. The Borrowers will not, nor will they permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Affiliate Subordinated Indebtedness, except to the extent permitted under Section 8.09.

(c) Repayment of Certain Other Indebtedness. The Borrowers will not, nor will they permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness at any time issued pursuant to Section 8.07(e) other than (i) from the net cash proceeds of Indebtedness permitted by Section 8.07(e), (ii) so long as no Default has occurred and is continuing or would result therefrom and on a pro forma basis the Borrowers (x) would be in compliance with the requirements of Section 8.10 as of the last day of the most recent fiscal quarter for which financial statements are available and (y) would have a Total Leverage Ratio as of such date that is no greater than 4.5 to 1.0, the Borrowers may make payments with respect to such Indebtedness in an amount not to exceed the Available Amount at such time and (iii) so long as no Default has occurred and is continuing, payments at scheduled maturity.

8.13 Lines of Business. The Borrowers will at all times ensure that not more than 15% of gross operating revenue of the Borrowers and their Subsidiaries for any fiscal year shall be derived from any line or lines of business activity other than the business of owning and operating CATV Systems and related communications businesses, including the sale of local advertising on CATV systems.

8.14 Transactions with Affiliates. Except as expressly permitted by this Agreement, none of the Borrowers will, nor will it permit any of its Subsidiaries to, directly or indirectly, (a) make any Investment in an Affiliate except for Investments permitted under Section 8.08(h), provided that, the monetary or business consideration arising therefrom would be substantially as advantageous to a Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; (d) make any contribution towards, or reimbursement for, any Federal income taxes payable by any shareholder or member of a Borrower or any of its Subsidiaries in respect of income of a Borrower; or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that:

(i) any Affiliate who is an individual may serve as a director, officer or employee of a Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity,

(ii) a Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by such Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of equipment, programming rights, advertising time and other Property in the ordinary course of business, or the purchase, sale, exchange or swapping of CATV Systems or portions thereof, provided that the terms of any such transaction, taken as a whole, are not materially less favorable to the Borrower and its Subsidiaries than the terms that would be available in an arms’ length transaction with a Person not an Affiliate,

(iii) the Borrowers may enter into and perform their respective obligations under, the Management Agreements, and

(iv) the Borrowers and their Subsidiaries may pay to the Manager the aggregate amount of intercompany shared expenses payable to Mediacom Broadband that are allocated by Mediacom Broadband and MCC to the Borrowers and their Subsidiaries in accordance with Section 5.04 of the Guarantee and Pledge Agreement.

8.15 Use of Proceeds.

(a) Revolving Credit Loans. The Borrowers will use the proceeds of the Revolving Credit Loans hereunder solely to (i) provide financing for any Acquisitions and to pay fees and expenses related thereto, (ii) repay Affiliate Subordinated Indebtedness and make other Restricted Payments, (iii) pay Management Fees, (iv) make Investments permitted under Section 8.08, (v) finance Capital Expenditures, repay Indebtedness (including other Loans hereunder) and meet working capital needs of the Borrowers and their Subsidiaries and acquisitions permitted hereunder and (vi) pay fees and expenses related to any of the foregoing (in each case in compliance with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

(b) Tranche G Term Loans and Tranche H Term Loans. The Borrowers will use the proceeds of the Tranche G Term Loans and the Tranche H Term Loans for general corporate purposes, including at the option of the Borrowers, to prepay Revolving Credit Loans and in the case of Tranche H Term Loans, to repay all or a portion of the outstanding Tranche F Term Loans; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

(c) Incremental Facility Loans. The Borrowers will use the proceeds of the Incremental Facility Loans for any of the purposes described in paragraph (a) above; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

(d) The Borrowers will not, and will not permit any of their Subsidiaries to, request any Loan or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and the respective directors, officers, employees and agents of the Borrowers and their Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.16 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. In the event that any Borrower or any of its Subsidiaries shall form or acquire any Subsidiary after the First Restatement Effective Date, such Borrower shall cause, and shall cause its Subsidiaries to cause, such Subsidiary to:

(i) execute and deliver to the Administrative Agent a Subsidiary Guarantee Agreement in the form of Exhibit E (and, thereby, to become a “Subsidiary Guarantor,” and an “Obligor” hereunder and a “Securing Party” under the Pledge Agreement);

(ii) deliver the shares of its stock or other ownership interests accompanied by undated stock powers or other powers executed in blank to the Administrative Agent, and to take other such action, as shall be necessary to create and perfect valid and enforceable first priority Liens (subject to Liens permitted under Section 8.06) on substantially all of the Property of such new Subsidiary as collateral security for the obligations of such new Subsidiary under the Subsidiary Guarantee Agreement, and

(iii) deliver such proof of corporate action, limited liability company action or partnership action, as the case may be, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 on the First Restatement Effective Date or as the Administrative Agent shall have reasonably requested.

(b) Ownership of Subsidiaries. Each Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary. In the event that any additional shares of stock or other ownership interests shall be issued by any Subsidiary of a Borrower, such Borrower agrees forthwith to deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock or other ownership interests, accompanied by undated stock or other powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

(c) Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in shares of stock or other ownership interests of their Subsidiaries. In addition, the Borrowers will not issue additional equity interests (“Additional Equity Interests”) after the date hereof to any Person (a “New Equity Owner”) other than Mediacom Broadband (as to which the provisions of the Guarantee and Pledge Agreement shall be applicable) unless such New Equity Owner shall:

(i) pledge such Additional Equity Interests to the Administrative Agent on behalf of the Lenders pursuant to a pledge agreement in substantially the form (other than negative covenants) of the Guarantee and Pledge Agreement and otherwise in form and substance satisfactory to the Administrative Agent;

(ii) deliver to the Administrative Agent any certificates evidencing the Additional Equity Interests accompanied by undated powers executed in blank;

(iii) deliver to the Administrative Agent such proof of corporate action, limited liability company, partnership or other action, as applicable, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by Mediacom Broadband pursuant to Section 6.01 on the First Restatement Effective Date or as the Administrative Agent shall have reasonably requested; and

(iv) take other such additional action, as shall be necessary to create and perfect valid and enforceable first priority security interests in the Additional Equity Interests in favor of the Administrative Agent.

(d) Certain Restrictions. The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the obligations of the Borrowers or any Subsidiary under any of the Loan Documents, or in respect of any Interest Rate Protection Agreement, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other ownership interests or to make or repay loans or advances to the Borrowers or any Subsidiary or to Guarantee Indebtedness of the Borrowers or any Subsidiary under any of the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or any other Loan Document if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

8.17 Modifications of Certain Documents. The Borrowers will not consent to any modification, supplement or waiver of (i) any of the provisions of any Management Agreement (other than modifications, supplements or waivers that do not alter any of the material rights or obligations of the Borrowers thereunder, it being understood that any modification of the management fee provisions thereof that would have the effect of increasing the management fees payable pursuant thereto shall be deemed material for purposes hereof) or (ii) any of the provisions of any agreement, instrument or other document evidencing or relating to Affiliate Subordinated Indebtedness or Indebtedness permitted under Section 8.07(e) (other than such modifications, supplements and/or waivers that are not adverse to the Lenders in any material respect) without the prior consent of the Administrative Agent (with the approval of the Majority Lenders).

Section 9. Events of Default.

9.01 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrowers shall default in the payment (i) when due (whether at stated maturity or upon mandatory or optional prepayment of) any principal of any Loan and (ii) within three days after the same becomes due, any interest on any Loan or any Reimbursement Obligation or any fee or any other amount payable by the Borrowers hereunder or under any other Loan Document; or

(b) Any Borrower or any Subsidiary of a Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $35,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (without the lapse of time or the taking of any action, other than the giving of notice) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or any Borrower shall default in the payment when due of any amount aggregating $35,000,000 or more under any Interest Rate Protection Agreement; or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating $35,000,000 or more to become due under such Interest Rate Protection Agreement; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) Any Borrower shall default in the performance of any of its obligations under any of Sections 8.01(g), 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.14, 8.15(d), 8.16 or 8.17; or any Borrower shall default in the performance of any of its other obligations in this Agreement or any Obligor shall default in the performance of its obligations under any other Loan Document to which it is a party, and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Borrowers by the Administrative Agent or any Lender (through the Administrative Agent); or

(e) Any Obligor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) Any Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of any Obligor, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor or of all or any substantial part of its Property or (iii) similar relief in respect of such Obligor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Obligor shall be entered in an involuntary case under the Bankruptcy Code; or

(h) Any Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise) (other than a permitted merger or consolidation of any Borrower into any other Borrower in accordance with Section 8.05(d)(i)), or proceedings shall be commenced by a Borrower seeking the termination, dissolution or liquidation of a Borrower, or proceedings shall be commenced by any Person (other than the Borrowers) seeking the termination, dissolution or liquidation of a Borrower and such proceeding shall continue undismissed for a period of 60 or more days; or

(i) A final judgment or judgments for the payment of money of $10,000,000 or more in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or of $35,000,000 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrowers or any of their Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the relevant Borrower or Subsidiary shall not, within such period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrowers or any ERISA Affiliate shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) have a Material Adverse Effect; or

(k) [Reserved]; or

(l) A Change of Control shall occur and be continuing; or

(m) Except for Franchises that cover fewer than 10% of the Basic Subscribers of the Borrowers and their Subsidiaries (determined as at the last day of the most recent fiscal quarter for which a Quarterly Officers’ Report shall have been delivered) one or more Franchises relating to the CATV Systems of the Borrowers and their Subsidiaries shall be terminated or revoked such that the respective Borrower or Subsidiary is no longer able to operate such Franchises and retain the revenue received therefrom or the respective Borrower or Subsidiary or the grantors of such Franchises shall fail to renew such Franchises at the stated expiration thereof such that the respective Borrower or Subsidiary is no longer able to operate such Franchises and retain the revenue received therefrom; or

(n) The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by control, filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 8.06 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor; or

(o) Any Operating Agreement shall be modified without the prior consent of the Administrative Agent (with the approval of the Majority Lenders) in any manner that would adversely affect the obligations of the Borrowers, or the rights of the Lenders or the Administrative Agent, hereunder or under any of the other Loan Documents;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9.01 with respect to any Borrower, the Administrative Agent shall, if instructed by the Majority Lenders, by notice to the Borrowers, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Borrowers hereunder (including, without limitation, any amounts payable under Section 5.05 or 5.06) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9.01 with respect to any Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, Reimbursement Obligations and all other amounts payable by the Borrowers hereunder (including, without limitation, any amounts payable under Section 5.05 or 5.06) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Revolving Credit Loans and all other amounts payable by the Borrowers hereunder to be due and payable), the Borrowers agree that they shall, if requested by the Administrative Agent or the Majority Revolving Credit Lenders through the Administrative Agent (and, in the case of any Event of Default referred to in clause (f) or (g) of this Section 9.01 with respect to the Borrowers, forthwith, without any demand or the taking of any other action by the Administrative Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to the Administrative Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Administrative Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as therein provided.

9.02 Certain Cure Rights.

(a) Total Leverage Ratio. Notwithstanding the provisions of Section 9.01, but without limiting the obligations of the Borrowers under Section 8.10(a), a breach by the Borrowers as of the last day of any fiscal quarter or any fiscal year of its obligations under Section 8.10(a) shall not constitute an Event of Default hereunder (except for purposes of Section 6) until the date (for purposes of this clause (a), the “Cut-Off Date”) which is the earlier of the date thirty days after (a) the date the financial statements for the Borrowers and their Subsidiaries with respect to such fiscal quarter or fiscal year, as the case may be, are delivered pursuant to Section 8.01(a) or 8.01(b) or (b) the latest date on which such financial statements are required to be delivered pursuant to Section 8.01(a) or 8.01(b), provided that, if following the last day of such fiscal quarter or fiscal year and prior to the Cut-Off Date, the Borrowers shall have received Cure Monies (and shall have applied the proceeds thereof to the prepayment of the Loans hereunder, which prepayment, in the case of Affiliate Subordinated Indebtedness, shall be effected in the manner provided in Section 8.12(a)), or shall have prepaid the Loans hereunder from available cash, in an amount sufficient to bring the Borrowers into compliance with Section 8.10(a) assuming that the Total Leverage Ratio, as of the last day of such fiscal quarter or fiscal year, as the case may be, were recalculated to subtract such prepayment from the aggregate outstanding amount of Indebtedness, then such breach or breaches shall be deemed to have been cured; provided, further, that breaches of Section 8.10 (including pursuant to paragraph (b) below) may not be deemed to be cured pursuant to this Section 9.02 (x) more than three times during the term of this Agreement or (y) during consecutive fiscal quarters.

(b) Interest Coverage Ratio. Notwithstanding the provisions of Section 9.01, but without limiting the obligations of the Borrowers under Section 8.10(b), a breach by the Borrowers as of the last day of any fiscal quarter or any fiscal year of its obligations under Section 8.10(b) shall not constitute an Event of Default hereunder (except for purposes of Section 6) until the date (for purposes of this clause (b), the “Cut-Off Date”) which is the earlier of the date thirty days after (a) the date the financial statements for the Borrowers and their Subsidiaries with respect to such fiscal quarter or fiscal year, as the case may be, are delivered pursuant to Section 8.01(a) or 8.01(b) or (b) the latest date on which such financial statements are required to be delivered pursuant to Section 8.01(a) or 8.01(b), provided that, if following the last day of such fiscal quarter or fiscal year and prior to the Cut-Off Date, the Borrowers shall have received Cure Monies (and shall have applied the proceeds thereof to the prepayment of the Loans hereunder, which prepayment, in the case of Affiliate Subordinated Indebtedness, shall be effected in the manner provided in Section 8.12(a)), or shall have prepaid the Loans hereunder from available cash, in an amount sufficient to bring the Borrowers into compliance with Section 8.10(b) assuming that the Interest Coverage Ratio, as of the last day of such fiscal quarter or fiscal year, as the case may be, were recalculated to deduct from Interest Expense the aggregate amount of interest that would not have been required to be paid hereunder if such prepayment had been made on the first day of the period for which the Interest Coverage Ratio is determined under Section 8.10(b), then such breach or breaches shall be deemed to have been cured; provided, further, that breaches of Section 8.10 (including pursuant to paragraph (a) above) may not be deemed to be cured pursuant to this Section 9.02 (x) more than three times during the term of this Agreement or (y) during consecutive fiscal quarters.

Section 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and under the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrowers or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not, except to the extent expressly instructed by the Majority Lenders with respect to the collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by the Majority Lenders of a particular Class or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrowers specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Majority Lenders or, if provided herein, the Majority Lenders of a particular Class, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders of a particular Class or all of the Lenders.

10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, JPMCB (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMCB (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrowers (and any of their Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and JPMCB (and any such successor) and its affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03, but without limiting the obligations of the Borrowers under Section 11.03) ratably in accordance with the aggregate principal amount of the Loans and Letter of Credit Liabilities held by the Lenders (or, if no Loans or Letter of Credit Liabilities are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document, any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay under Section 11.03, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative

Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Borrowers or any of their Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any of their Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

10.07 Failure To Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving five days prior notice thereof to the Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, in consultation with the Borrowers, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Consents Under Other Loan Documents. Except as otherwise provided in Section 11.04 with respect to this Agreement, the Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release Mediacom Broadband from its guarantee obligations under the Guarantee and Pledge Agreement or release all or substantially all of the Subsidiary Guarantors from their obligations under the Security Documents, or release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under the Security Documents (taken as a whole), or agree to additional obligations being secured by all or substantially all such collateral security (unless such additional obligations arise under this Agreement, or the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in either of which events the Administrative Agent may consent to such Lien, provided that it obtains the consent of the Majority Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of all or substantially all of the Liens under the Security Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property (and to release any Subsidiary Guarantor) that is the subject of either a disposition of Property permitted hereunder or a Disposition to which the Majority Lenders have consented.

10.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender (including any Issuing Lender) an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 5.07, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) Incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other governmental authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.10. The agreements in this Section 10.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit Interest hereunder, shall survive the making of such assignment.

10.11 Other Agents. Except as expressly provided herein, the Joint Bookrunners and Joint Lead Arrangers, the Co-Syndication Agents and the Documentation Agents named on the cover page of this Agreement shall not have any right, power, obligation, liability, responsibility or duty under this Agreement. Without limiting the generality of the foregoing, no such Person shall have or be deemed to have any fiduciary relationship with any other Lender in connection herewith. Each Lender acknowledges that it has not relied, and will not rely, on any such entity in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Each Borrower irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Administrative Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by a Borrower relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Borrowers shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by a Borrower.

11.02 Notices. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at (i) in the case of the Borrowers and the Administrative Agent, the “Address for Notices” specified on Schedule A and (ii) in the case of each of the Lenders, the address (or telecopy number) set forth in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Notwithstanding the foregoing, notices of borrowing, prepayment and Conversion of Loans pursuant to Section 4.05 may be made by telephone, so long as the same are promptly confirmed in writing. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Expenses, Etc. The Borrowers jointly and severally agree to pay or reimburse each of the Lenders and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, special New York counsel to JPMCB) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extension of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative

Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

The Borrowers hereby jointly and severally agree to indemnify each Agent, each Lender, each of their affiliates and their respective directors, officers, employees, trustees, investment advisors, attorneys and agents (collectively, the “Indemnified Parties”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by any Agent to any Lender, whether or not such Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). No Indemnified Party shall be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Majority Lenders, or by the Borrowers and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that:

(a) no modification, supplement or waiver shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, or postpone the ultimate expiration date of any Letter of Credit beyond the Revolving Credit Commitment Termination Date or commitment termination date for the relevant Incremental Facility Revolving Credit Commitments, as applicable, without the written consent of each Lender affected thereby;

(iv) change Section 4.02 or 4.07 in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;

(v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied between or among the Lenders or Classes of Loans without the written consent of the Majority Lenders of each Class affected thereby, or alter in any other manner the obligation of the Borrowers to prepay Loans hereunder without the consent of the Majority Lenders of each Class affected thereby;

(vi) change any of the provisions of this Section 11.04 or the percentage in the definition of “Majority Lenders,” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the written consent of each Lender; or

(vii) waive any of the conditions precedent set forth in Section 6 applicable to the initial extension of credit hereunder, without the written consent of each Lender; and

(b) any modification or supplement of Section 10, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrowers to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for the purposes of the Commitments of such Class unless the Majority Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class shall be effective against the Lenders of such Class unless the Majority Lenders of such Class shall have concurred with such waiver or modification.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including any Affiliate of any Issuing Lender that issues any Letter of Credit) and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) below) and, to the extent expressly contemplated hereby, the Affiliates and the respective directors, officers, employees, agents and advisors of each of the Administrative Agent, the Issuing Lenders, the Lenders and each of their Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Incremental Facility Revolving Credit Commitment, and the Loans and Letter of Credit Interest, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under paragraph (a), (f) or (g) of Section 9.01 shall have occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (w) an assignment of any Term Loans to a Lender, an Affiliate or a Lender or an Approved Fund, (x) an assignment of any Revolving Credit Loans or Revolving Credit Commitments to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment, (y) an assignment of any Incremental Facility Revolving Credit Commitments to an assignee that is a

Lender with an Incremental Facility Revolving Credit Commitment immediately prior to giving effect to such assignment or (z) an assignment of any Incremental Facility Term Loan Commitments to an assignee that is a Lender with an Incremental Facility Term Loan Commitment immediately prior to giving effect to such assignment; and

(C) each Issuing Lender, in the case of an assignment of all or a portion of (x) a Revolving Credit Commitment or any Revolving Credit Lender’s obligations in respect of its Letter of Credit Interest thereunder or (y) an Incremental Facility Revolving Credit Commitment providing for Letters of Credit, or any Incremental Facility Revolving Credit Lender’s obligations in respect of its Letter of Credit Interest thereunder.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, Loans or Letter of Credit Interest of any Class, the amount of the Commitment, Loans or Letter of Credit Interest of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 (provided, that all amounts assigned shall be aggregated in calculating the $1,000,000 minimum in the event of simultaneous assignments to or from two or more Affiliated Approved Funds) unless the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default under paragraph (a), (f) or (g) of Section 9.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments, Loans or Letter of Credit Interest;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (provided, that only one such fee shall be payable in the event of simultaneous assignments to or from one or more Affiliated Approved Funds); and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to Section 5 and the rights referred to in Section 11.07). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) below.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrowers, the Issuing Lenders or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by paragraph (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).

(e) Participations. Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and Letter of Credit Interests held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.04 that affects such Participant. Subject to paragraph (f) below, the Borrowers agree that each Participant shall be entitled to the benefits of Section 5.01, 5.05, 5.06 and 5.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07(b) as though it were a Lender, provided such Participant agrees to be subject to Section 4.07(b) as though it were a Lender hereunder. If a Lender (or any of its registered assigns) sells a participation pursuant to this Section 11.06(e), the Lender (or its registered assign, as the case may be), acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest under this Agreement or any Loans or other obligations under the Loan Documents (the “Participant Register”); provided that such Lender (or its registered assign, as the case may be) shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (or the registered assign, as the case may be) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01, 5.06 or 5.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld). A Participant shall not be entitled to the benefits of Section 5.07 unless such Participant agrees to comply with Section 5.07 as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 11.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Provision of Information to Assignees and Participants. A Lender may furnish any information concerning the Borrowers or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.12(b).

(i) No Assignments to the Borrowers or Affiliates. Anything in this Section 11.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or Reimbursement Obligation held by it hereunder to the Borrowers or any of their Affiliates or Subsidiaries without the prior consent of each Lender.

11.07 Survival. The obligations of the Borrowers under Sections 5.01, 5.05, 5.06, 5.07 and 11.03, and the obligations of the Lenders under Section 10.05, shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit Interest hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of a Loan or a Letter of Credit), any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

11.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. Each Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

11.11 Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Treatment of Certain Information; Confidentiality.

(a) Disclosure to Certain Affiliates. The Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrowers hereby authorize each Lender to share any information delivered to such Lender by the Borrowers and their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments.

(b) Confidentiality Generally. Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices (or, if such Lender is not a bank, in accordance with safe and sound lending practices), any non-public information supplied to it by any Obligor pursuant to this Agreement or any other Loan Document that is identified by the Borrowers as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of this Section 11.12), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority, or quasi-regulatory body, including the National Association of Insurance Commissioners (NAIC), having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender (or to any Agent), (vi) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (vii) to a subsidiary or affiliate of such Lender as provided in paragraph (a) above, (viii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or (ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit I (or executes and delivers to such Lender an acknowledgement to the effect that it is bound by the provisions of this Section 11.12(b), which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans or Letter of Credit Interest hereunder); provided, further, that obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit I shall be superseded by this Section 11.12 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 11.06(b).

11.13 Confirmation of Security Interests; Confirmation of Subordination Agreements. Each of the Borrowers, Mediacom Broadband and MCC, by its execution of the Third Restatement Agreement, hereby confirms and ratifies that (A) all of its obligations under the Security Documents to which it is a party shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders with respect to this amendment and restatement of the Second Restated Credit Agreement, (B) the security interests granted by it under each of the Security Documents to which it is a party shall continue in full force and effect in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent with respect to this amendment and restatement of the Second Restated Credit Agreement, (C) all of its obligations under the Management Fee Subordination Agreement, to the extent it is a party thereto, shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders with respect to this amendment and restatement of the Second Restated Credit Agreement and (D) all of its obligations under the Affiliate Subordinated Indebtedness Subordination Agreement, to the extent it is a party thereto, shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders with respect to this amendment and restatement of the Second Restated Credit Agreement. References in any Security Document, in the Management Fee Subordination Agreement and/or in the Affiliate Subordinated Indebtedness Subordination Agreement to sections in the Original Credit Agreement shall be deemed amended to refer to the corresponding section of this Agreement.

11.14 PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, Mediacom Broadband, MCC and each Subsidiary Guarantor, which information includes the name and address of each Borrower, Mediacom Broadband, MCC and each Subsidiary Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers, Mediacom Broadband, MCC and each Subsidiary Guarantor in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.15 No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrowers acknowledge and agree, and acknowledges the other Obligors’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Obligors, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Obligors or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither the Agents nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrowers or any of their Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Agent or any Lender has advised or is currently advising any Obligor on other matters) and neither any Agent nor any Lender will have any obligation to any Obligor or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Agents and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and (v) neither any Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Obligors have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Obligors, on the one hand, and the Agents and the Lenders, on the other hand. The Borrowers agree that the Obligors shall not assert any claims that any Obligor may have against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.

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